Exhibit 10.8

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF
THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY
FILED WITH THE COMMISSION.***

Table of contents
Clause heading and number	Page number

1.	DEFINITIONS AND INTERPRETATIONS	4

2.	COMMENCEMENT AND TERM	7

3.	THE SERVICES	7

4.	APPLICATION OF TERMS	8

5.	THE SUPPLIER’S REPRESENTATIVE	8

6.	THE CLIENT’S REPRESENTATIVE	9

7.	GOVERNANCE	9

8.	REVIEW MEETINGS	10

9.	WARRANTIES AND LIABILITY	10

10.	PRICE	10

11.	SALES TAX	11

12.	PAYMENT	11

13.	DATA OWNERSHIP AND ACCESS	11

14.	INFORMATION AND ASSISTANCE	12

15.	INTELLECTUAL PROPERTY	12

16.	CO-OPERATION AND SECURITY PROCEDURES	13

17.	CONFIDENTIALITY	13

18.	TERMINATION FOR CAUSE	15

19.	TERMINATION WITHOUT CAUSE	15

20.	CONSEQUENCES OF TERMINATION	15

21.	NON-SOLICITATION	16

22.	LIMITATION OF LIABILITY AND INDEMNITY	16

23.	CHANGE CONTROL	17

24.	INSURANCE	18

25.	FORCE MAJEURE	18

CONFIDENTIAL TREATMENT

26.	ASSIGNMENT	18

27.	SUB-CONTRACTING TO AFFILIATES	19

28.	WAIVER	19

29.	ENTIRE AGREEMENT	19

30.	NOTICES	19

31.	SEVERABILITY	20

32.	FURTHER ENDEAVOURS	20

33.	COUNTERPARTS	20

34.	NO PARTNERSHIP/AGENCY	20

35.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	20

36.	PARENT GUARANTEE	20

37.	LAW	21

SIGNATURE PAGE		22

SCHEDULE 1		24

The Services		24

SCHEDULE 2		42

GMP AGREEMENT		42

SCHEDULE 4		57

LIST OF BOUGHT IN PRODUCTS		59

SCHEDULE 5		58

LIST OF MANUFACTURED PRODUCTS		58

SCHEDULE 6		59

LIST OF RA LICENCES		60

SCHEDULE 7		62

EXAMPLE SLA		63

CONFIDENTIAL TREATMENT

CONFORMED COPY

DATED 25 AUGUST 2005

(1) CELLTECH MANUFACTURING SERVICES LIMITED

(2) UCB PHARMA LIMITED

and

(3) INYX INC

LONG TERM SERVICES AGREEMENT

100 Fetter Lane
London EC4A 1BN

Tel: 020-7242 1011 • Fax: 020-7894 6520

CONFIDENTIAL TREATMENT

THIS AGREEMENT is made the 25 day of August 2005

BETWEEN:

(1)	CELLTECH MANUFACTURING SERVICES LIMITED registered in England with company number 4066383 which has its registered office at 208 Bath Road, Slough, Berkshire SL1 3WE (the “Supplier”);

(2)	UCB PHARMA LIMITED registered in England with company number 00209905 which has its registered office at 208 Bath Road, Slough, Berkshire SL1 3WE (the “Client”); and

(3)	INYX, INC, a corporation organised under the laws of Nevada whose principal office is at 825 Third Avenue, 40th Floor, New York, United States (“Parent Guarantor”).

WHEREAS:

(A)	The Supplier has been selected by the Client and the Supplier has agreed to provide the services set out in Schedule 1 under the terms of this agreement (“the Agreement”).

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	In this Agreement (except where the context otherwise requires) the words and expressions shall have the following meanings:

“Affiliates”
means in respect of each party any company which at the relevant time is a subsidiary of that party’s holding company or any subsidiary of such a subsidiary, and where such party is a “subsidiary” of its holding company if that company: (a) holds a majority of the voting rights in it; (b) is a member of it and has the right to appoint or remove a majority of its board of directors; or (c) is a member of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it;

“Bought in Product”	means the bought in products listed at Schedule 3 to which certain Services apply;
“Business Day”	means a day other than Saturday, Sunday and public holidays in England and Wales when clearing banks are open for business;
“Client Data”
means all data, databases, information, graphics, text or other materials in any electronic or tangible medium which are generated by the Supplier or Client (including, for the avoidance of doubt, customer master data, product master data (BOM routing-costing sheet), transactional data (stock-reception-shipments-production plans - production orders - shipment), exclusively in respect of the Services provided to the Client under this Agreement;

CONFIDENTIAL TREATMENT

“Client’s Representative”	means the representative of the Client as appointed and with the authority specified in cause 6 and named in respect of each Service in Schedule 1;
“CMC”	means Control Manufacturing Chemical;
“Completion Date”	means the Completion Date as defined in the Sale and Purchase Agreement;
“Confidential Information”	has the meaning set out in Clause 17.1.1;
“Expiry Date”	means the fifth anniversary of the Completion Date unless the agreement is extended in accordance with Clause 2.2;
“Force Majeure”
means circumstances beyond the reasonable control of the Supplier including without limitation, acts of God, governmental actions, war or national emergency, acts of terrorism, protests, riot, civil commotion, fire, explosion, flood, epidemic, or restraints or delays affecting carriers or inability or delay in obtaining supplies of adequate or suitable material;

“GMP”
means, as relevant to the Bought in Product, the principles and guidelines of good manufacturing practice as contained in either directive 2001/83/EC (medicinal products for human use) or directive 91/412/EEC (medicinal products for veterinary use), as such principles and guidelines are interpreted and expanded in “The Rules Governing Medicinal Products in the European Community, Volume IV. Good Manufacturing Practice for Medicinal Products”, together with those rules and guidelines contained in the Orange Book;

“GMP Agreement”
means the agreement between the parties governing the GMP principles to be respected in relation to the Bought in Product and setting out or otherwise identifying the specifications for and technical terms and conditions for the assembly of the Bought in Products and complying with those rules and guidelines contained in the Orange Book as set out in Schedule 2;

“Intellectual Property”	means copyright, patents, trademarks, service marks, database rights, design rights (whether registered or unregistered) and all other similar proprietary rights as may exist anywhere in the world;
“Management Fee”	means the annual fee of *** (subject to adjustment under Clause 10) payable to the Supplier by the Client for the Services;
“Manufactured Goods”	means the manufactured goods listed at Schedule 4;

CONFIDENTIAL TREATMENT

“Orange Book”
means the publication “Rules and Guidance for Pharmaceutical Manufacturers and Distributors 2002” published by the Medicines and Healthcare Products Regulatory Agency including any subsequent edition thereof, as such publication might be amended or reissued from time to time;

“Premises”	means all premises at which the Client or the Supplier, as the case may be, requires the use of Services as at the Completion Date;
“Price”	has the meaning given to it in Clause 10;
“Purchased Materials”	means active ingredients and components consisting of Client own finished products which are manufactured, assembled or managed by Supplier;
“Purchaser”	means INYX Europe Limited, a company registered in England whose registered office is at 6 Seymour Court, Manor Park, Runcorn, Cheshire WA7 1SY;
“Purchaser’s Group”	the Purchaser and any subsidiary or holding company of the Purchaser or of any holding company or subsidiary of such holding company or subsidiary;
“Sale and Purchase Agreement”	means the agreement for the sale and purchase of the entire issued share capital of Supplier between Client, Purchaser and the Parent Guarantor dated August 2005;
“Sales Tax”
means any sales, purchase or turnover tax as may be applicable in any relevant jurisdiction, including without limitation value added tax chargeable under or pursuant to the EC Sixth Directive (77/388/EEC);

“Services”	means the services set out in Schedule 1 and “Service” means any one of them (including but not limited to the specified services relating to the Bought In Products and the Purchased Materials);
“SKU”	means stock keeping unit;
“Supplier Data”
means all data, databases, information, graphics, text or other materials in any electronic or tangible medium owned and controlled by the Supplier and which are not exclusively related to the provision of the Services to the Client under this Agreement;

“The Supplier’s Representative”	means the representative of the Supplier as appointed and with the authority specified in Clause 5 and named in respect of each relevant Service in Schedule 1;

CONFIDENTIAL TREATMENT

“Term”	means the period of this Agreement as set out in Clause 2; and
“Year”	means any calendar year during the Term commencing on the Completion Date and each anniversary thereafter.

1.2	In this Agreement, unless the context otherwise requires:

1.2.1	references to this Agreement include its Recitals and the Schedules;

1.2.2	references to Clauses, Sub-clauses and Schedules are to the clauses, sub-clauses of the appendix and schedules to this Agreement, as amended in accordance with this Agreement;

1.2.3	the Clause and Schedule headings are for convenience only and shall not affect the interpretation of this Agreement;

1.2.4	words implying the singular include the plural and vice versa and words implying a gender include every gender; and

1.2.5	references to a person include an individual, firm, company, corporation, unincorporated body of people, or any agency of the above.

2.	COMMENCEMENT AND TERM

2.1
This Agreement shall commence on the Completion Date on condition that the SPA is completed. If for any reason the Completion Date does not occur and the SPA does not complete, this Agreement shall terminate with immediate effect with no liability for any party in respect of any breach including future breach.

2.2	Subject to earlier termination in accordance with Clauses 2.1, 18 and 19, or extension in accordance with Clause 2.3, this Agreement will continue in force until the Expiry Date.

2.3
The parties may by agreement in writing extend the Term by up to a further year (thereby changing the Expiry Date) at any time by the Client giving the Supplier notice at least six (6) months prior to the current Expiry Date, and the Supplier shall confirm its acceptance or refusal at least five (5) months prior to the current Expiry Date.

3.	THE SERVICES

3.1	In consideration of the Management Fee the Supplier shall provide the Client with the Services as fully set out in Schedule 1 in accordance with the terms of this Agreement.

3.2	From time to time the Client may request services other than the Services from the Supplier and the Supplier may supply such other services on terms to be agreed between the parties.

3.3	The Services in respect of Bought In Products will be provided in accordance with the GMP Agreement as annexed at Schedule 2.

3.4
Subject to Clauses 26 and 27 it is understood and agreed that the Supplier may use third parties to provide the respective Services with the consent of Client (such consent not to be unreasonably withheld or delayed) but the Supplier shall be and shall remain entirely responsible for the conduct of such third parties and the provision of such Services.

CONFIDENTIAL TREATMENT

3.5	In the event of any material failure by the Supplier to provide the Services in accordance with the terms and conditions of this Agreement, the Supplier shall:

3.5.1
as soon as is reasonably practicable, notify the Client of such failure by written notice and the Supplier shall use reasonable endeavours to rectify the failure including applying reasonable additional resources to provide the Services in accordance with this Agreement; and

3.5.2	implement reasonable procedures necessary to prevent the recurrence of such failure.

If the failure is not rectified within 15 (fifteen) Business Days of the notice referred to in paragraph 3.5.1 above, the Client may elect to:

3.5.3	treat such failure as a dispute which shall be dealt with by the procedure set out in Clause 7; or

3.5.4	give notice to the Supplier in accordance with Clause 18.1.

3.6
The Client and the Supplier acknowledge that the Services to be provided or made available under this Agreement may require amendment or modification from time to time. If the Services need amending or modifying, the Client and the Supplier shall follow the change control procedure in accordance with Clause 23.

4.	APPLICATION OF TERMS

4.1
Subject to any variation under Clause 4.2, the terms and conditions set out in this Agreement shall govern the contract between the Supplier and the Client for the provision of Services, including to the exclusion of all other terms and conditions, any oral or written quotation, purchase order, acceptance or acknowledgement of an order by the Client, any specification not set out in this Agreement or any other document (whether or not referred to in this Agreement) or any purported attempt by the Supplier to impose or incorporate its own terms and conditions.

4.2
The terms and conditions set out in this Agreement apply to the provision of all Services by the Supplier to the Client and any variation to these conditions and any representations about the Services shall have no effect unless expressly agreed in writing and signed by both the Supplier’s Representative and the Client’s Representative.

5.	THE SUPPLIER’S REPRESENTATIVE

5.1
The Supplier shall appoint a Supplier’s Representative with effect from the Completion Date in respect of each Service as set out in Schedule 1. Any notice, information or communication given or made to the Supplier Representative shall be deemed to have been given or made to the Supplier. The Supplier shall ensure that the Supplier’s Representative, or a competent deputy duly authorised to act on the Supplier’s behalf, is available for consultation with the Supplier at all times.

5.2
The Supplier’s Representative at the Completion Date shall be the person stated in Schedule 1 as being the Supplier’s Representative. The Supplier shall promptly notify the Client of any subsequent replacement appointment and the address and telephone number of the replacement Supplier’s Representative.

5.3
Until notice of a subsequent replacement appointment shall have been given by the Supplier, the Client shall be entitled to treat as the Supplier’s Representative the last person identified as such to the Client by the Supplier in accordance with this Agreement.

CONFIDENTIAL TREATMENT

6.	THE CLIENT’S REPRESENTATIVE

6.1
The Client shall appoint a Client’s Representative with effect from the Completion Date in respect of each Service as set out in Schedule 1. Any notice, information or communication given or made to the Client’s Representative shall be deemed to have been given or made to the Client. The Client shall ensure that the Client’s Representative, or a competent deputy duly authorised to act on the Client’s behalf, is available for consultation with the Supplier at all times.

6.2
The Client’s Representative at the Completion Date shall be the person stated in Schedule 1 as being the Client’s Representative. The Client shall promptly notify the Supplier of any subsequent replacement appointment and the address and telephone number of the replacement Client’s Representative.

6.3
Until notice of a subsequent replacement appointment shall have been given by the Client, the Supplier shall be entitled to treat as Client’s Representative the last person identified as such to the Supplier by the Client in accordance with this Agreement.

7.	GOVERNANCE

7.1	The governance of this contract will be undertaken between the parties as follows:

7.1.1	Operational issues will initially be dealt with at operational level by the operational staff.

7.1.2
In the case of any dispute between operational staff, the matter will be notified by the operational operating staff in writing to the Client’s Representative and Supplier’s Representative. The Client’s Representative and Supplier’s Representative will act in good faith to resolve the dispute for fifteen (15) Business Days from the date that the Client’s Representative and Supplier’s Representative received such written notice.

7.1.3
In undertaking the negotiations specified in paragraph 7.1.2 above, the Client Representative and Supplier Representative will have the capacity to amend this Agreement in accordance with the terms of this Agreement in terms of new or revised products, inventory policies and service level agreements with Affiliates.

7.1.4
If or to the extent that the matter is not resolved by the Client’s Representative and the Supplier’s Representative in accordance with paragraph 7.1.2, above the matter will be referred to T Kelly, Global Manufacturing Manager for the Client and VP Global Sales & Marketing for the Supplier who will aim to resolve the matter in good faith for a further 15 (fifteen) Business Days.

7.2
If the matter remains unresolved after 15 (fifteen) Business Days from the date that it was notified to the persons specified in Clause 7.1.4, above the dispute will be submitted to an Independent Arbitrator for determination and, in the absence of manifest error, his determination shall be conclusive and binding on the parties. The proper charges and disbursements of the Independent Arbitrator shall be paid and borne on each occasion by the parties concerned in such proportions as the Independent Arbitrator may in his absolute discretion consider fair and reasonable.

For the purposes of this Clause “Independent Arbitrator” means an industry expert independent of the parties who has specialised in arbitration and mediation practice for at least 10 years and who shall be appointed by agreement between the relevant parties.

CONFIDENTIAL TREATMENT

8.	REVIEW MEETINGS

8.1
The Supplier’s Representative and the Client’s Representative shall meet regularly (and at least once every two (2) months) in accordance with a timetable to be agreed between them to review the provision of the Services. They will also meet twice a year specifically to discuss the policy-related subjects including, but not limited to, performance of suppliers, stock policy and coverage strategy.

9.	WARRANTIES AND LIABILITY

9.1	The Supplier warrants that (subject to the other provisions of this Agreement) it will use reasonable skill and care in providing the Services.

9.2
In the event that any of the Client’s customers (including Affiliates) finds itself in an out-of-stock situation for any Bought In Product for more than three weeks as a result of the breach of any terms of this agreement by the Supplier, the Supplier shall pay the Client an amount equal to the Client’s gross profit for the period where such out-of-stock situation continues to exist. The gross profit for these purposes will be calculated on the basis of the forecasted net sales minus the cost of gross sales for the Bought In Product concerned for that customer. For the avoidance of doubt, the Supplier shall not be liable for an out-of-stock situation resulting from lack of availability of any Bought In Product or Purchased Materials unless such out-of-stock situation is a result of the breach of any terms of this Agreement by the Supplier including the Supplier providing unreasonable forecasts or failing to manage the chain supply.

9.3
Where the Supplier fails to provide the Services as a result of the breach of any terms of this Agreement by the Supplier and such failure directly results in a loss of customers for the Client, the Supplier shall compensate the Client for its loss in an amount equal to the Client’s gross profit on a budgeted basis for such customers for the following twelve (12) months.

9.4	Nothing in this Clause 9 shall in any way reduce or affect each party’s general duty to mitigate loss suffered by it.

10.	PRICE

10.1
The Price shall be the Management Fee and any other amount agreed between the parties in connection with any other services provided by the Supplier to the Client in accordance with Clause 3.2 and, unless otherwise agreed in writing by both the Supplier and the Client, the Price shall be exclusive of Value Added Tax but inclusive of all other charges.

10.2
If the Term of the Agreement is extended in accordance with Clause 2.2, the Management Fee will be subject to renegotiation between the parties on request by the Supplier prior to the commencement of such extended term.

10.3	The Supplier may review the Price annually and enter into negotiations with the Client to increase the Price to take account of any increased cost of Manufactured Goods, Bought In Products, Purchased Materials or raw material costs provided that such review shall not occur prior to 24 (twenty four) months after the Completion Date and thereafter shall not occur more than one time during any period of 12 (twelve) months during the term of this Agreement. If the parties are unable to agree an increased price, the Price shall be increased by the amount of the increase from the date of the previous price review (or in the case of the first price review, the Completion Date) of the Prices Indices of the United Kingdom Output for Products of Manufacturing Industries other than food beverages and tobacco manufacturing industries (commonly referred to as the “Manufacturers (Other) Index”) published by the Office of National Statistics or any successor replacement Index. Any change shall be supported by a detailed costs breakdown which shall include supplier documentation in respect of any material increase.

CONFIDENTIAL TREATMENT

11.	SALES TAX

11.1
If any Sales Tax is properly chargeable in respect of any supply made by a party under this Agreement, the other party shall pay the amount of that Sales Tax against issue of a proper Sales Tax invoice by the invoicing party.

11.2
Without limiting Clause 11.1 each amount stated as payable by a party under this Agreement is exclusive of Sales Tax (if any) and is to be construed as a reference to that amount plus any Sales Tax in respect of it.

12.	PAYMENT

12.1	The Supplier will invoice the Client monthly in arrears in respect of the Price.

12.2	Invoices for goods and carriage in respect of Bought in Products and Purchased Materials will be sent directly to the Client by the relevant third party.

12.3	The Client shall pay all invoices due under the Agreement within thirty (30) days of the date of each invoice.

12.4
Subject to sub-clauses 12.5 and 12.6 the Client shall make all payments due under this Agreement without any deduction whether by way of set-off, counterclaim, discount or abatement or otherwise unless the Client has a valid court order requiring an amount equal to such deduction to be paid by the Supplier to the Client.

12.5	If any part of the Price is subject to a bona fide dispute between the Supplier and the Client, the following provisions shall apply:

12.5.1
each party shall notify the other party within five (5) Business Days after the date on which the Price is due of any disputed items and shall describe in reasonable detail its reasons for disputing each item; and

12.5.2	within five (5) Business Days after the other party has received the notice, the parties shall seek to reach settlement on the items that are the subject of the dispute in accordance with Clause 7.

12.6
If the Client fails to pay the Supplier any sum due pursuant to the Agreement, including sums subject to a bona fide dispute once such dispute is resolved and if it is determined that the Client should have paid such sum, the Client will be liable to pay interest to the Supplier on such sum from the due date for payment at the annual rate of two per cent. above the base lending rate from time to time of European Central Bank accruing on a daily basis until payment is made whether before or after any judgment. The Supplier reserves the right to claim interest under the Late Payment of Commercial Debts (Interest) Act 1998.

13.	DATA OWNERSHIP AND ACCESS

13.1
The Client acknowledges that all rights in the Supplier Data vest in the Supplier or its licensors. If, at any time and from time to time, through the performance of the Services, the Client is deemed to be the first owner of any database or other proprietary right in any of the Supplier Data, the Client shall immediately assign those rights in writing to the Supplier upon the Supplier’s request and at the Supplier’s cost. To the extent that the Client requires the right to use any Supplier Data to perform its obligations under this Agreement, the Supplier hereby grants to the Client a royalty free and irrevocable licence to use the Supplier data for the purposes of performing its obligations under this Agreement.

CONFIDENTIAL TREATMENT

13.2
The Supplier acknowledges that all rights in the Client Data vest in the Client or its licensors. If, at any time and from time to time, through the performance of the Services, the Supplier is deemed to be the first owner of any database or other proprietary right in any of the Client Data, the Supplier shall immediately assign those rights in writing to the Supplier upon the Client’s request and at the Client’s cost. To the extent that Supplier requires the right to use any Client Data to perform its obligations under this Agreement, the Client hereby grants to the Supplier a royalty-free and irrevocable licence to use the Client Data for the purpose of performing its obligations under this Agreement.

13.3
Neither party shall store, reproduce, disclose, adapt, distribute or otherwise use the other party’s data except where necessary for the performance of its obligations under this Agreement, or otherwise without the prior written consent of the other party.

13.4	The Client shall not delete, remove or alter any copyright, trade mark or database right notices contained within or relating to any Supplier Data.

13.5	The Supplier shall not delete, remove or alter any copyright, trade mark or database right notices contained within or relating to any Client Data.

14.	INFORMATION AND ASSISTANCE

14.1
Each party shall use all reasonable endeavours to provide the other party with all software, documents, data, manuals and other materials in any medium and format which are in its possession or control at the Completion Date and which the other party requires in order to enable it to make proper use of the Services, subject always to prior contract, copyright or confidentiality obligations owed to third parties.

14.2
If the Client’s unreasonable failure to furnish any information set out in Clauses 14.1 or 16 unreasonable refusal or to allow access set out in Clause 16 renders the Supplier’s ability to provide the relevant Service unreasonably difficult, the Supplier may withhold its provision of such Service to the Client for so long as, and to the extent that, such unreasonable failure by the Client has such effect, without liability on the part of the Supplier.

15.	INTELLECTUAL PROPERTY

15.1
Where, for the proper enjoyment of the Services as envisaged by the parties under this Agreement, it is necessary for the Client to use any Intellectual Property which is owned by the Supplier or one of the Supplier’s suppliers or sub-contractors, the Supplier shall grant to the Client, or shall use reasonable endeavours to procure that the Client is granted by such supplier or sub-contractor, (without charge to the Client and for the exclusive benefit of the Client) a non-exclusive royalty-free licence (excluding the right to sub-licence) to use, adapt, maintain and support such Intellectual Property for the purpose of the proper enjoyment of the Services as envisaged by this Agreement during the Term.

15.2
Where in connection with the provision of the Services the Supplier reasonably requires the use of any Intellectual Property or any of the materials specified in Clause 15.4 below owned by the Client, or one of the Client’s suppliers or sub-contractors, the Client shall grant to the Supplier, or shall use reasonable endeavours to procure that the Supplier is granted by such supplier or sub-contractor, (without charge to the Supplier and for the exclusive benefit of the Supplier) a non-exclusive royalty free licence, with the right to sub-licence to use, adapt, maintain and support such Intellectual Property for use in connection with the provision of the Services during the Term.

CONFIDENTIAL TREATMENT

15.3
Neither the Client nor the Supplier shall by virtue of this Agreement derive any rights, or any right of use or access to any Intellectual Property used or owned by the other party other than those rights of use expressly stated in this Agreement.

15.4
Where the Supplier creates any work, design, data, invention or improvement specifically for the Client in connection with the provision of the Services or its obligations under this Agreement, ownership of such works, designs, data, inventions and improvements including all Intellectual Property rights therein shall vest in the Client upon their creation and any right, title or interest which may be vested in the Supplier is hereby assigned to the Client with the intent that all such Intellectual Property rights shall be the sole and absolute property of the Client.

16.	CO-OPERATION AND SECURITY PROCEDURES

16.1	During the continuance of this Agreement, each party shall:

16.1.1
subject to its security procedures, allow the other party and its authorised personnel access to the Premises at all times as is reasonably required by the other party to enable it to comply with its obligations under this Agreement. The Client’s Representative and Supplier’s Representative shall have the right to refuse to admit to, or order the removal from, the Premises any person employed by or acting on behalf of the other party who, in his reasonable opinion, is not a fit and proper person to be at the Premises. This shall not relieve the either party of its obligations under this Agreement; and

16.1.2	provide the other party with any information and facilities as the other party may reasonably request to enable it to perform its obligations under this Agreement.

16.2
Each party shall ensure that its employees, agents and subcontractors shall, whilst at the Premises, cause as little interference with, and inconvenience to, the business of the other party as reasonably possible.

16.3
Each party acknowledges that it has been supplied with a copy of the other party’s rules regarding access to the Premises and automated systems, security, and health and safety. Each party agrees to comply with these rules, and any additional rules made known to it from time to time by the other party together with all applicable statutory rules and regulations regarding these matters. Each party will ensure that its employees, agents and subcontractors engaged in the provision of the Services also comply with these rules and regulations.

17.	CONFIDENTIALITY

17.1	Each party (the “Recipient”) agrees:

17.1.1
to treat as confidential all information obtained from the other party (the “Disclosing Party”) in any medium or format (whether marked “confidential” or not) which the Recipient receives from the Disclosing Party either directly or from any person, firm, company or organisation associated with the Disclosing Party, which concerns the business, operations or customers of any or all of the Disclosing Party and its Affiliates (“Confidential Information”);

17.1.2
not to use any Confidential Information for its own purposes or to obtain a commercial, trading, investment, financial or other advantage but shall only use such Confidential Information for the sole purpose of performing its obligations under this Agreement;

CONFIDENTIAL TREATMENT

17.1.3
not to disclose or reveal any Confidential Information to any other person other than its directors, officers, employees or professional advisers who have a need to know the same in connection with the provision of the Services and/or this Agreement (and then only to the extent so necessary) provided always that it shall be directly responsible to the Disclosing Party for any breach of the confidentiality undertakings set out in this Clause 17 by any such person;

17.1.4
before disclosing any Confidential Information to any person pursuant to Clause 17.1.3 to ensure such person has provided the Disclosing Party with a written undertaking agreeing to be bound by the provisions of this Clause 17 in the same manner as it is or such similar duty of confidentiality;

17.1.5
upon termination of this Agreement, in any event, at any time on written request from the Disclosing Party to return to the Disclosing Party the Confidential Information and/or of all notes and memoranda prepared by it in relation to any of the Confidential Information without keeping any copies, extracts or other reproductions thereof and to produce a declaration signed by a duly authorised officer certifying that all such records and/or documents of any kind have been returned; and

17.1.6
promptly to notify the Disclosing Party if any Confidential Information is required to be disclosed by it by reason of law or government or other regulation and co-operate fully with the Disclosing Party regarding the manner of such disclosure so as to keep such Confidential Information confidential.

17.2	This Clause 17 shall not apply to any Confidential Information which either party can show (as evidenced by written record predating such disclosure):

17.2.1	was known to it before such information was imparted to it by the Disclosing Party or any of its subsidiaries, holding companies or subsidiaries of it holding companies; or

17.2.2	at the time of the disclosure is in or subsequently comes into the public domain (other than by an act or omission or breach by it of its obligations herein); or

17.2.3	is lawfully received by it without restriction on disclosure or use from a third party having the lawful right to do so; or

17.2.4
is developed by it without access to or use or knowledge of the Confidential Information imparted by the Disclosing Party or any of its subsidiaries, holding companies or subsidiaries of it holding companies, to it; or

17.2.5	is required to be disclosed by law, regulations, statute, judgment or by any supervisory or regulatory body.

17.3
All Confidential Information whether in documentary or electronic format provided by the Client to the Supplier under this Agreement shall remain the property of the Client and may be used by the Supplier for the purpose of providing Services  under this Agreement but not otherwise.

17.4
All Confidential Information whether in documentary or electronic format provided by the Supplier to the Client under this Agreement shall remain the property of the Supplier and may be used by the Client for the purpose of providing Services under this Agreement but not otherwise.

CONFIDENTIAL TREATMENT

18.	TERMINATION FOR CAUSE

This Agreement may be terminated for cause in whole by either party in the following circumstances, with immediate effect, from the date of service on the other of written notice if:

18.1
the other party is in breach of any material obligation under this Agreement which for the avoidance of doubt includes a failure to provide the Services as required in accordance with the key performance indicators in Schedule 1 other than in accordance with the terms of this Agreement and, if the breach is capable of remedy, that party has failed to remedy such breach within fifteen (15) Business Days of receipt of notice from the other party to do so;

18.2
the other party being a company is unable to pay its debts or becomes insolvent or a resolution is passed or an order is made for the winding up or dissolution of the other party (otherwise than for the purpose of solvent amalgamation or reconstruction) or the other becomes subject to an administration order or a receiver or administrative receiver or similar officer is appointed over or an encumbrancer takes possession of any of the other’s property or the Client’s equipment or the other party enters into or proposes any composition or arrangement with its creditors generally or anything analogous to the foregoing occurs in any applicable jurisdiction; and

18.3	the other party ceases or threatens to cease to carry on business in the United Kingdom.

19.	TERMINATION WITHOUT CAUSE

19.1
Subject to Clause 19.2 below, either party may terminate this Agreement at any time by giving not less than twelve (12) months’ written notice to the other party such notice to expire not earlier than the fifth (5th) anniversary of the Completion Date.

19.2	The Client shall have the right to terminate the Services in connection with the following products at any time by giving not less than 6 (six) months’ written notice to the Supplier:

19.2.1	***;

19.2.2	***; and

19.2.3	***.

20.	CONSEQUENCES OF TERMINATION

20.1
Expiry or earlier termination of this Agreement for whatever reason shall not affect any rights or obligations of either party which have arisen prior to the date of such expiry or earlier termination.

20.2
Upon expiry or earlier termination of this Agreement for whatever reason the Client shall immediately pay to the Supplier all arrears of the Price determined on a pro-rata basis by reference to the number of months the Services have been provided and in respect of any other services which have been provided.

20.3
Upon termination of this Agreement and subject to any agreement to the contrary, the Client and the Supplier shall each, at the written request of the other, surrender up to the party all property of the other which is then in its possession or control insofar as such property has been made available to it for the purposes of this Agreement.

CONFIDENTIAL TREATMENT

21.	NON-SOLICITATION

Neither party shall (except with the prior written consent of the other) during the Term, and for a period of one year thereafter, solicit the services of any staff of the other party who have been engaged in the provision of the Services or the management of this Agreement or any significant part thereof either as principal, agent, employee, independent contractor or any other form of employment or engagement other than by means of a national advertising campaign open to all-comers and not specifically targeted at such staff of the other party.

22.	LIMITATION OF LIABILITY AND INDEMNITY

22.1
Subject to Clause 9, the following provisions set out the entire financial liability of the Supplier (including any liability for the acts or omissions of its employees, agents and sub-contractors) to the Client in respect of any breach of this Agreement.

22.2
For the avoidance of doubt, the Supplier shall have no liability in respect of any loss or damage arising directly or indirectly as a result of the Supplier providing the Services in accordance with this Agreement or in accordance with any specification or formula provided or approved by the Client.

22.3	Notwithstanding any other provision of this Agreement, neither party limits its liability:

22.3.1	for negligence or fraud or fraudulent misrepresentation by it or its employees or subcontractors;

22.3.2	for death or personal injury caused by its negligence or that of its employees, agents or subcontractors (as applicable); or

22.3.3	for any sums claimable by way of an account of profits.

22.4
For the avoidance of doubt, the Client shall have no liability in respect of any loss or damage arising directly or indirectly as a result of the Client carrying out its obligations in accordance with the terms of this Agreement.

22.5	Except as provided in Clause 9, neither party shall in any circumstances have any liability to the other in respect of consequential or indirect loss.

22.6
The Supplier hereby indemnifies and shall keep indemnified the Client and hold it harmless against any and all third party claims, actions, judgments, damages, lawsuits, costs or expenses or professional fees incurred by the Client in relation to, or arising out of, the Services, resulting from a material breach of contract by the Supplier.

22.7
The Client hereby indemnifies and shall keep indemnified Supplier and hold it harmless against any and all third party claims, actions, judgments, damages, lawsuits, costs or expenses or professional fees brought against suffered or incurred by the Supplier in relation to, or arising out of, the Services or use of the Bought in Product, resulting from a material breach of contract by the Client.

22.8	Subject to Clause 22.4, the total aggregate liability of the Supplier in respect of any claim under this Agreement shall not exceed:

22.8.1	***;

22.8.2	***; and

22.8.3	***.

CONFIDENTIAL TREATMENT

22.9	Subject to Clause 22.4, the total aggregate liability of Client in respect of any claim under this Agreement shall not exceed:

22.9.1	***;

22.9.2	***; and

22.9.3	***.

22.10
Each party shall take all reasonable steps to mitigate the loss and damage it incurs in relation to any claim or action (whether for negligence, breach of contract, misrepresentation, under any indemnity or otherwise) which it brings against the other.

22.11	The indemnities given in this Clause 22 shall be subject to:

22.11.1
the indemnified party informing the indemnifying party of the relevant matter as soon as possible and in any event no later than five (5) Business Days after the indemnified party has become aware of such event;

22.11.2	the indemnifying party being entitled to conduct the defence of, or otherwise handle, the relevant matter;

22.11.3	the indemnified party making no admission with respect to such matter and otherwise doing nothing that prejudices the indemnifying party’s defence or handling thereof; and

22.11.4	the indemnified party providing the indemnifying party with all reasonable assistance in such defence or handling of the relevant matter.

22.12
The parties acknowledge and agree that clause 8.8 of the Sale and Purchase Agreement contains provisions which limit the liability of INYX for a specified time and in specified circumstances which are a direct result of the temporary closure of the Sterile Production Unit (as defined therein) prior to Completion or within a period of 45 days following Completion.

23.	CHANGE CONTROL

23.1	Either party may propose any change to the scope of the Services by written notice to the other specifying the proposed change in reasonable detail (“Change Request”).

23.2
Within fourteen (14) days after sending or receiving a Change Request, the recipient (“Recipient”) shall provide the other party in writing with a brief proposal including an approximation of the possible costs, and an overview of the likely impact upon the provision of the Services.

23.3	The other party will review the Recipient’s proposal and, within seven (7) days after its receipt, notify the Recipient in writing of its acceptance or rejection of the proposal.

23.4	Both parties shall act in good faith in relation to Change Requests.

23.5
If any changes are necessary to respond to an emergency, then the affected party shall notify the other of the need for an urgent change, and the parties shall use all reasonable endeavours to make the change, taking account of all the commercial circumstances at the time, and the parties shall then document the change and retrospectively prepare a change description which the parties shall agree, acting in good faith.

CONFIDENTIAL TREATMENT

23.6
Except as set out in Clause 23.5, neither party shall have any obligation to commence work in connection with any change to the scope of the Services until the relevant Change Request has been accepted in writing by the other party.

24.	INSURANCE

Each party shall maintain for the duration of this Agreement insurance in an amount reasonably adequate to cover its obligations hereunder, and, upon reasonable request, each party will provide to the other party a certificate of insurance showing that such insurance is in place.

25.	FORCE MAJEURE

25.1	If either party is affected by Force Majeure it shall forthwith notify the other party of the nature and extent thereof.

25.2
Each party shall be deemed not to be in breach of this Agreement, nor otherwise be liable to the other by reason of any delay in performance, or non-performance, of any of its obligations hereunder to the extent that such delay or non-performance is due to any Force Majeure of which it has notified the other party and the time for performance of that obligation shall be extended accordingly. The affected party shall use its reasonable endeavours to limit the effect of that delay or non-performance on the other party.

25.3
If the Force Majeure in question prevails for a continuous period in excess of three (3) months, the parties shall enter into bona fide discussions with a view to agreeing upon such alternative arrangements as may be fair and reasonable. If the parties cannot agree such alternative arrangements then either party shall be entitled to terminate this Agreement immediately by written notice.

26.	ASSIGNMENT

26.1
The Supplier may assign the benefit of this Agreement to any other member of the Purchaser’s Group or to any lender or holder of debt securities issued by any member of the Purchaser’s Group for the time being or any agent of such lender or holder and if it does so:

26.1.1	the assignee may enforce the obligations on the part of the Client under this Agreement as if it had been named in this Agreement or therein as the Supplier;

26.1.2	as between the Client and the Supplier, the Client may nevertheless enforce this Agreement against the Supplier as if the assignment had not occurred;

26.1.3	the assignment shall not in any way operate so as to increase the liability of the Supplier or the Client; and

26.1.4	the assignee will not be liable or obligated in any way by reason of such assignment or exercising the rights so assigned.

26.2
A liquidator or administrator, or any receiver or other person or entity entitled to enforce any security or rights under this Agreement may enter into any other assignment or transfer of any such rights, provided that such assignment shall not in any way operate so as to increase the liability of the Client or the Supplier.

CONFIDENTIAL TREATMENT

26.3	Except as permitted by this Clause 26, none of the rights or obligations under this Agreement shall be assigned or transferred by either party without the prior written consent of the other.

27.	SUB-CONTRACTING TO AFFILIATES

In providing the Services, the Supplier may sub-contract the whole or any part or parts of the Services to its Affiliates with the prior written consent of the Client, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing herein shall prohibit the Supplier from utilising the services of any third parties customarily utilised in connection with the provision of the Services it provides, or which are otherwise used by it in the ordinary course of business for performance of similar functions, but the Supplier shall be responsible for the performance of such third parties.

28.	WAIVER

Any failure of or delay by either party in relation to the exercise of its rights under this Agreement shall not constitute a waiver of such rights and any waiver in respect of one act or omission shall not operate as a waiver in respect of any other or future acts or omissions. No provision may be waived except in writing and signed by a duly authorised representative of each of the parties.

29.	ENTIRE AGREEMENT

This Agreement and the documents referred to in it constitute the entire understanding between the parties in relation to its subject matter. Any amendment to this Agreement shall not be effective unless in writing and signed by a duly authorised representative of each of the parties.

30.	NOTICES

30.1	Any notice or other document to be served under this agreement may be delivered or sent by post or facsimile process to the party to be served at its address set out below:

to the Client at:
208 Bath Road Slough, Berkshire SL1 3WE
Marked for attention of Company Secretary

to the Supplier at:
6 Seymour Court, Manor Park, Runcorn, Cheshire WA7 1SY
Marked for attention of Jack Kachkar,

or at any other address or facsimile number or to any other addressee as it may have notified to the other party in accordance with this Clause 30. Any notice or other document sent by post shall be sent by prepaid first class recorded delivery post (if within the United Kingdom) or by prepaid airmail (if elsewhere).

30.2
In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted (either by prepaid first class recorded delivery post or by prepaid airmail, as the case may be) or that the facsimile message was properly addressed and despatched, as the case may be, provided that if the day of service is not a Business Day or service takes place after 5.p.m. on a Business Day, then the notice shall be deemed to be served on the following Business Day.

CONFIDENTIAL TREATMENT

31.	SEVERABILITY

If any provision of this Agreement is found by any court, tribunal or administrative body of competent jurisdiction to be wholly or partly illegal, invalid, void, voidable, unenforceable or unreasonable it shall, to the extent of such illegality, invalidity, voidness, voidability, unenforceability or unreasonableness, be deemed severable and the remaining provisions of the Agreement and the remainder of such provision shall continue in full force and effect and will be binding on the parties as if the unenforceable provisions had never been contained herein. Notwithstanding the foregoing: (i) if any term of this Agreement is or becomes unenforceable in any jurisdiction, that shall not affect the legality, validity or enforceability in other jurisdictions of that or any other provision of this Agreement; and (ii) if any portion of this Agreement shall be held to be unenforceable but would be enforceable if deleted in part or reduced in application, such portion shall apply with such deletion or modification as may be necessary to make it enforceable. In the event of severance of a provision so fundamental as to prevent the accomplishment of the purpose of the Agreement, the parties shall promptly commence good faith negotiations to remedy such invalidity.

32.	FURTHER ENDEAVOURS

Each party undertakes, at the request and cost and expense of the other party, to sign all documents and to do all other acts, which may be necessary to give full effect to this Agreement.

33.	COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

34.	NO PARTNERSHIP/AGENCY

Nothing in this Agreement is intended to or shall operate to create a partnership or joint venture of any kind between the parties or to authorise either party to act as agent for the other party and neither party shall have authority to act in the name or on behalf of or otherwise to bind the other party in any way (including but not limited to the making of any representations or warranty the assumption of any obligation or liability and the exercise of any right or power).

35.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Except as expressly stated in this agreement a person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

36.	PARENT GUARANTEE

36.1
The Parent Guarantor, as primary obligor, unconditionally and irrevocably guarantees, by way of continuing guarantee to the Client, the payment and performance by the Supplier, when due, of all amounts and obligations under this Agreement. This guarantee shall remain in full force and effect until all such amounts and obligations have been irrevocably paid and discharged in full.

36.2	The Parent Guarantor’s obligations under this Clause:

36.2.1
constitute direct, primary and unconditional obligations to pay on demand by the Client any sum which the Supplier is liable to pay under this Agreement and to perform on demand any obligation of the Supplier under this Agreement without requiring the Client first to take any steps against the Supplier or any other person; and

CONFIDENTIAL TREATMENT

36.2.2	shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including:

(a)	any time or indulgence granted to, or composition with, the Supplier or any other person; or

(b)	any amendment of this Agreement; or

(c)	the taking, variation, renewal or release of, or refusal or neglect to perfect or enforce, any right, remedy or security against the Supplier or any other person; or

(d)	any legal limitation, disability or other circumstance relating to the Supplier or any unenforceability or invalidity of any obligation of the Supplier under this Agreement.

37.	LAW

This Agreement shall be governed by English law and the parties hereby submit to the exclusive jurisdiction of the English Courts.

IN WITNESS whereof the parties have signed this Agreement the day and year first above written

CONFIDENTIAL TREATMENT

SIGNATURE PAGE

SIGNED by P G NICHOLLS
for and on behalf of UCB PHARMA LIMITED

WITNESS:
Signature MARK GLYN HARDY
Name MARK GLYN HARDY
Address 208 BATH ROAD
SLOUGH
BERKSHIRE
SL1 3WE
Occupation SOLICITOR
(PLEASE COMPLETE IN CAPITALS)
P G NICHOLLS (Signature) 25 AUGUST 2005 (Date)

SIGNED by MARK GLYN HARDY
for and on behalf of
CELLTECH MANUFACTURING SERVICES LIMITED

WITNESS:
Signature H S BAINS
Name H S BAINS
Address 208 BATH ROAD
SLOUGH
BERKSHIRE
SL1 3WE
Occupation ACCOUNTANT
(PLEASE COMPLETE IN CAPITALS)
MARK GLYN HARDY (Signature) 25 AUGUST 2005 (Date)

CONFIDENTIAL TREATMENT

SIGNED by JACK KACHKAR for and on behalf of INYX, INC. WITNESS: Signature DOUGLAS BROWN Name DOUGLAS BROWN Address STURDY’S TASTON OXON OX7 3JL UK Occupation BUSINESSMAN (PLEASE COMPLETE IN CAPITALS)	JACK KACHKAR (Signature) 25 AUGUST 2005 (Date)

CONFIDENTIAL TREATMENT

SCHEDULE 1

The Services

Supplier will provide full services as set out below (the Services):

1.	PURCHASING

Bought in Products: Supplier shall provide the services set out in the Responsibility Matrix below in respect of the Bought in Products.

Manufactured Goods: Supplier shall provide the services set out in the Responsibility Matrix below in respect of the Manufactured Goods.

Supplier will continue to provide a full service in managing the manufacture and supply of Bought-In Products (BIP) and part BIPs, including the introduction of any new products, new market presentations or changes in manufacture or supply source. Client will continue the contractual relationship with BIP and part-BIP manufacturers.

Supplier will purchase and provide materials to part-BIP manufacturers. Suppliers of Purchased Materials and part-BIP manufacturers will invoice Supplier directly.

Supplier will negotiate all terms including price, contracting and transacting directly with suppliers for the non-BIP Purchased Materials and take responsibility for introducing change within the supply base.

Client can provide Supplier with initial policies for purchased materials replenishment and stockholding together with an approved and licensed vendor list and thereafter key performance indicators can be used to ensure the operational good purchasing practice and formal biannual meetings can review and act on supplier performance and risk.

Consisting of:-

1.1	Responsibility Matrix

Purchasing	Client	Supplier
Purchasing and Procurement Data Maintenance in Gemms, Sage and Manugistics.		X
Agree BIP Replenishment Plan Policy	X
Purchased Materials Replenishment Plan		X
Purchased Materials Inventory Mngt Policy		X
Create, Communicate and Expedite Supplier Schedules		X
Purchase Order Entry		X
Communicate Supplier Forecasts		X
Issue approved finished product artwork	X
Implement artwork changes through suppliers		X
Shipping Documentation and Import / Export Licences		X
BIP Vendor Selection	X
BIP Price Negotiation	X
BIP Supplier Agreements	X
Transfer UCB Licenced Purchased Materials Approved Vendor List to Supplier cGMP	X	X
Licenced Purchased Materials Supplier Agreements		X
Non-licenced Purchased Materials Vendor Selection		X
Non-BIP Supplier Agreements		X
New Vendor Qualification		X
Supplier Performance Measurement		X
Perform Supplier Visits and Audits		X
Purchase Price Variance Management		X

CONFIDENTIAL TREATMENT

1.2	Description of Services

Materials Replenishment

In respect of Purchased Material, Supplier will run, interpret and act on the materials replenishment plan generated by enterprise resource planning software (Oracle) in accordance with Supplier’s own policy.

In respect of Bought-In Products Supplier will run, interpret and act on the materials replenishment plan generated by enterprise resource planning software (Manugistics), in accordance with Supplier’s own policy.

The materials replenishment process will be strictly subject to Client approved vendor list (Supplier Status Listing), which will be provided by Client to Supplier, which will also become the responsibility of Supplier after divestment.

On demand, Supplier will provide the Client with the procurement plan in respect of Purchased Materials and the procurement plan in respect of Bought-In Products, for each specifically requested supplier or material SKU in monthly buckets, for the following 12 months, showing expected receipts and planned deliveries.

Artwork

Where a party (the initiator party) requires or requests any changes to be made to the artwork utilised on or to the validation of any of the Manufactured Goods or Bought in Products it will give not less than three (3) months’ notice thereof to the other party. Any costs incurred by the initiator party as a result of such change shall be borne by it together with the cost of any packaging materials that are written off as a result of such changes. For the avoidance of doubt Client shall bear the costs of any changes to such artwork as a result of or in connection with the sale of Ashton facility.

Client will give approved artwork to Supplier. Supplier will take responsibility for implementing new artwork through suppliers.

Any Services for promotional artwork undertaken by Supplier for Client will be on an ad hoc basis and controlled through Client purchase orders for discrete jobs.

Materials Stockholding

In accordance with the supply chain service:

The first three (3) months of the Client forecast will be deemed firm with respect to procuring materials. Client will however underwrite the purchase of materials with longer lead-times where advance purchase is required to meet demand and where the suppliers minimum order quantity exceeds demand. Supplier will provide a list of all materials with a lead-time longer than three (3) months, these items will be reviewed at a monthly meeting with a view to Client identifying where these purchases would not be appropriate. Supplier will also provide a monthly short dated stock report for review at this meeting. Client will underwrite these materials and will reimburse Supplier should such materials subsequently become obsolete or exceed their shelf life. On an annual basis Client and Supplier will review overall product cycle times in order to agree purchase policies and procedures.

CONFIDENTIAL TREATMENT

Supplier Resource and Relationship Management

For Purchased Materials suppliers, financial and operational transactions together with contractual relationships will be the responsibility of Supplier and Purchased Materials are for Supplier’s account. Client may from time to time and where appropriate underwrite strategically extended purchase commitments (for example, prolonged campaigns of key active ingredients).

Supplier will create supplier schedules and communicate these to third party suppliers. Supplier will expedite deliveries in order to meet the requirements of the plan.

Supplier will perform visits of key third party suppliers as appropriate to the needs of the business.

Sourcing

During the normal course of business, Supplier will conduct price and supply negotiations with new and existing vendors and once agreed, Supplier will update Oracle material standard costs, which will be available to Client on request.

Either party may request an addition or deletion from the approved vendor list, such request is not to be unreasonably withheld or delayed. The timescale expectations for qualification of a new supplier is three (3) months from agreement of such new supplier’s prices. The change and qualification costs will be for the account of the party requesting the change. Supplier’s schedule of rates will be agreed in advance.

Supplier will qualify new vendors in a timely manner in order to achieve both supply and cost improvement targets. Qualification may involve but is not limited to machine trials, compliance and equivalence statements and eventual inclusion onto Supplier’s approved vendor list. Once qualified, use of that supplier’s material shall be at Supplier’s own risk.

Supplier will implement and maintain supply agreements with third party suppliers whenever appropriate and will work with Client in good faith to achieve an appropriate level of contractual cover.

Client will be responsible for sourcing and purchasing from Bought in Product manufacturers whilst Supplier will be responsible for the procurement and data maintenance of purchasing and procurement information within the Client Sage and Manugistics systems.

Cost Control and Reduction

Supplier and Client will set up on a yearly basis a continuous improvement programme. The programme will focus on issues agreed between Supplier and Client that will lead to improvements in cost and service (shorter lead times for materials or products - improvement of the reliability, responsiveness, quality and information supply as appropriate).

CONFIDENTIAL TREATMENT

Every improvement idea will be analysed through a feasibility study in joint cooperation and will be followed by appropriate financial calculation using Net present value (NPV) in to evaluate the benefits of the improvement idea.

The improvement programme will be executed in joint effort in terms of objective, target, implementation planning and resource allocation and for that purpose all relevant information will be accessible to Client in order to analyse and evaluate the improvement programme.

Supplier and Client will work together to achieve benefits that are shared equally between the parties. The basis of such calculation will be the 2005 budget.

***

Purchasing Regulatory Requirements

The Supplier shall:

(a)    obtain import licences and licences for controlled drugs;

(b)    obtain and generate any relevant shipping documents; and

(c)    obtain all approvals required for the import of unlicenced medicinal products***.

Client will provide Supplier with an approved vendor list (the Supplier Status Listing) and this will be adhered to in accordance with GMP guidelines. Supplier will be responsible for maintaining this list and for adding any new vendors or deleting vendors whose services are no longer required.

1.3	Governance

For Purchasing:-

Client Representative is David Harrison.

Supplier Representative is Jeanette McCormack.

CONFIDENTIAL TREATMENT

1.4	Documents

Purchasing Reports	On Request	Frequency of Supply
Approved Vendor List		On update
Supplier Schedules	yes
Material Demand Plan (item level)	yes
Supplier Spend Data (item level if required)	yes
Stock (item level)	yes
PPV report	monthly	Quarterly review

1.5	Exceptions

For the following goods the Client will perform the purchasing function and the Supplier will perform the procurement function:

•	***

1.6	Key Performance Indicators (KPI)

KPI	Indicator	Target	On Request
PPV report	Invoice cost minus standard cost for purchased material	Neutral PPV	Quarterly

2.	REGULATORY AFFAIRS

Consisting of:

2.1	Responsibility Matrix

***

2.2	Description of Services

Regulatory affairs will cover the licences listed in Schedule 5.

Support for Marketing Authorizations

Supplier regulatory affairs to liaise with other Supplier departments as necessary to coordinate any CMC changes / updates to the licences and keep Client regulatory affairs updated on any potential variations related to CMC aspect of the products which may be initiated by the manufacturing site.

Supplier shall provide the appropriate data to Client to support the change within a reasonable timeframe.

Client shall submit applications to the Regulatory Agencies and provide Supplier with updates on the progress of the applications. Client shall inform Supplier of approvals/rejections of applications

Supplier shall inform the appropriate people within Supplier of Regulatory Agency decisions

CONFIDENTIAL TREATMENT

To aid better visibility, regular communication from Supplier shall update Client with CMC related activities.

Client regulatory affairs shall formally request Supplier to support any CMC related changes to licences (e.g. stability data for renewals in Ireland or increasing shelf life, etc).

CMC support for global products (such as Equasym, Equasym XL and Xyrem) by Supplier regulatory affairs will be limited for a period of two (2) years, after which it will be subject to re-negotiation.

Site licences

All Site licences listed in Annex 3 are currently held at the Supplier site. Supplier will continue to maintain these licences as required. Supplier will inform Client of any proposed changes to the Client Site licences.

CONFIDENTIAL TREATMENT

Maintenance of the product licences

Supplier will maintain those product licences listed in Annex 2. In addition, Supplier will continue to maintain the product licence for Ergometrine Maleate Tablets BP 50 mcg until stock has been exhausted (following stock exhaustion the Marketing Authorization will be transferred to Client).

Manufacturing compliance

Supplier will check manufacturing and testing documents against the licenced details for products manufactured at Supplier. The final QP release for all products will be carried out by Client.

Controlled Drugs licences

Supplier will maintain the Controlled Drugs licences listed in Annex 4 and update as appropriate. In addition, Supplier will apply to import controlled drugs in line with site requirements, as requested and Client will apply for export licences.

Project Teams

Supplier will sit on project teams relevant to Client products and feedback information from these meetings to Client.

Specials Licences

Supplier will maintain the products supplied under a ‘Specials’ licence.

2.3	Governance

For Regulatory Affairs:-

Client Representative is Iftikhar Ali.

Supplier Representative is Anita Murray.

2.4	Documents

Document	On Request	Frequency of Supply
Variation/renewal package	X
Update licence documents		Following change
Site Licences	X

2.5	Key Performance Indicators

KPI	Indicator	Target	On Request
Provision of appropriate data	Number of questions from Agency	Agency approval	Quarterly

CONFIDENTIAL TREATMENT

3.	SUPPLY CHAIN MANAGEMENT

Consisting of:

3.1    Responsibility Matrix

	Supply Chain Management	Client	Supplier
B.1	Provide Monthly Forecast	X
B.2	Enter Forecast in Manugistics (UK - EIRE - France - Germany)	X
	Enter Forecast in Manugistics (Other Territories)		X
	Provide weekly/monthly sales figures	X
B.3	Order Entry - Stock allocation for 3rd Party Export	X
B.4	Credit Mngt 3rd Party Export	X
B.5	Determine Sales and Operation Plan Policy	X
B.6	Create Sales and Operational Plan		X
B.7	Determine Replenishment Plan Policy	X
B.8	Create Replenishment Plan		X
B.9	Create Production Plan		X
B.10	Create Capacity Plan		X
B.11	Determine Quota Policy	X
B.12	Mngt of Quota System		X
B.13	Determine Finished products Inventory Policy	X
B.14	Determine Cycle Count Policy (Dunstable)	X
B.15	Apply Cycle Counting (Dunstable)	X
B.16	Apply Finished products Inventory Management according to Client Policy		X
B.17	Distribute Reporting (See Sections 7 and 8)	X	X
B.18	Draft and Apply SLA with Affiliates		X
B.19	Shipping Documentation (Dispatch Note - CoA)		X
B20	Manage the supply chain for Xyrem including the introduction of the new formulation planned for 2006/7		X
B21	Manage name change	X	X
	Artwork	X	X
	Provision of Style Guide	X
	Change Control Request based on Template (Manufactured and Bought In) with annotated copy artwork	X
	Generation and Design of Artwork (Manufactured Goods and Bought In)		X
	Insertion of component code/pharmacode where applicable		X
	Approval of Artwork (Manufactured Goods and Bought In)	X	X
	Printing of Artwork		X
	Change Control Request for SPC’s	X
	Generation of new statement of product characteristics (SPC) or amendment current SPC		X
	Approval of SPC	X
	Job Sheet raised for promotional artworks (brochures etc)	X
	Quote provided for Promotional Artwork		X
	Approval Granted for Promotional Artwork	X
	Generation/amendment of promotional artwork		X
	Approval of promotional artwork	X
	Arrange printing of promotional material (if in original quote)		X

3.2    Description of Services

Demand

3rd Party Demand

CONFIDENTIAL TREATMENT

Client will make the order entry service for third party customers based on instructions given by Client’s international trade group in Slough. Supply of unforcasted demand will be subject to negotiation of leadtimes within forty-eight (48) hours where possible however, where material supplies to meet this demand have to be negotiated it is accepted that this could take at least five (5) working days.

Forecasting

Supplier will record forecasts coming from Client Affiliates (with exception of the identified territories) in Manugistics. Those forecast will be provided by Client on a monthly basis - first week of the month - by SKU - in Monthly Buckets - with a Horizon of minimum of eighteen (18) Months.

The first three (3) months of such forecast will be deemed firm with respect to procuring materials. Client will however underwrite the purchase of materials with longer lead-times where advance purchase is required to meet demand and where Supplier’s minimum order quantity exceeds demand. Supplier will provide a list of all materials with a lead-time longer than three (3) months; these items will be reviewed at the monthly demand and supply meeting with a view to Client identifying where these purchases would not be appropriate. Supplier will also provide a monthly short dated stock report for review at this meeting. Client will underwrite these materials and will reimburse Supplier should they subsequently become obsolete or exceed their shelf life. On an annual basis Client and Supplier will review overall product cycle times in order to agree purchase policies and procedures.

Client and Supplier will review jointly on a monthly as appropriate basis the forecasted demand against supply and relevant KPI’s. The meeting will take place at Supplier - Slough on alternate months. During this meeting the Client portfolio will be discussed in terms of new product launches - product promotions - product extensions (SKU level) - pricing changes and impact on demand - discontinuation of SKU - regulatory changes - replacements of products. The planning policies: coverage - lead-times - allocated volumes will be discussed accordingly.

Planning

Sales and Operational Plan (S&OP)

Client and Supplier will jointly agree on the S&OP policy and implementation.

Client and Supplier will meet on an a quarterly basis for the S&OP meeting relating to Client critical products (for example: Xyrem - Equasym - Dipentum). During this meeting Supplier will inform Client about demand vs capacity, coverage of stock. Client portfolio will be discussed in terms of new product launches, product promotions, product extensions (SKU level), pricing changes and impact on demand, discontinuation of SKU, regulatory changes and replacements of products. The planning policies: coverage, lead-times and allocated volumes will be discussed accordingly.

Replenishment Plan

Client will provide weekly/monthly sales figures at the and of each week/month as appropriate which together with the forecast data will enable a replenishment plan to be formulated.

Supplier will provide Client on a monthly basis a replenishment plan. This plan will be provided in the second week of each month (by Affiliate or third party, by SKU, in Weekly Buckets and with an Horizon minimum of eighteen (18) months.

CONFIDENTIAL TREATMENT

Supplier will provide Client on a monthly basis a report which measures the replenishment planning accuracy (planned replenishment vs policy) and the replenishment planning execution accuracy (planned replenishment vs actual replenishment). Any deviation will be explained by reason codes.

Production - Capacity Plan

Supplier will provide Client on request the demand on production - capacity plan. This plan will be expressed per work centre, by SKU excluding third party details, in Weekly Buckets, with an Horizon of twelve (12) months, available capacity and production batches (quantities).

Inventory Management

Supplier will review on a six (6) monthly basis with Client the inventory policy rules. The inventory policy rules will determine the safety stock level of each SKU considering the following criteria:

•	product lead-time including material procurement;

•	function of demand reliability (forecast accuracy) - replenishment reliability - lead-time reliability - inventory accuracy reliability - production process reliability;

•	service level will be defined in the Affiliate SLA and according to the definition of product availability. Target annual service level will be 98.5% (Target Annual Service Level);

•	If Target Annual Service Level not met both parties will review the causes and agree an action plan improve the service.

Maximum Stock Level:

Supplier will supply and Client will accept product in complete batch sizes. Supplier will review with Client a maximum stock level by SKU at the central warehouse and warehouse in the territories on a six (6) monthly basis. Supplier will notify Client when full batch deliveries will exceed these targets.

All products excluding bought in products will be delivered and released to the central warehouse with a shelf life of at least 90% of their original shelf life or 85% of their original shelf life for short shelf products (two (2) years and less). All stock delivered to the central warehouse with a shorter shelf live will be subject to negotiation.

Client on a six (6) monthly basis will determine together with Supplier the maximum WIP level for the next six (6) months. In the case that Client ceases the sale of an SKU or product, Client will compensate Supplier for the materials purchased and WIP up to an agreed maximum.

Stock Monitoring:

Supplier will monitor Client stock (central and regional (Affiliate)) on a weekly / monthly basis dependent on SKU and report the stock levels by SKU and status (Quarantine - Released) - Supplier will report Stock by Week or Month - by SKU - by Location - by Status. Supplier will notify Client of potential problems with stocks in the market and will confirm the replenishment plan to recover the supply situation.

CONFIDENTIAL TREATMENT

Supplier will set up and manage a quota system for the relevant products in order to distribute the volumes throughout the markets. The policy - principles and rules of the quota system will be discussed and agreed in consensus with Client.

Release of Finished Goods:

Client products will be supplied ex-works and become Client ownership on collection from Supplier. Supplier will certify all batches of manufactured goods within fifteen (15) working days for sterile products and seven (7) days for non-sterile products after complete batch receipt at central warehouse. If batches are not release with the timeframes mentioned Client has the right to return the product to Supplier at their costs.

Transport

Supplier is responsible for the replenishment plan. Transport and distribution to the central warehouse and territories will be the responsibility of Client. Supplier will supply ex works. Supplier will coordinate with Client central warehouse to agree collection schedules.

Supplier will be responsible for the organization of transport for incoming goods (raw materials - packaging - components).

Supplier will supply certificates of analysis and other document required by applicable law (UK and International for exports) for all shipments to the central warehouse as detailed in the GMP/Technical Agreement.

Distribution from the central warehouse to UK or export markets will be the responsibility of Client. Client will be responsible for all distribution export documentation. Supplier will cooperate where relevant by providing the necessary information needed for export documentation (Certificate of Analysis - Certificate of Origin)

If goods need to be returned to Supplier premises for quality reasons, Supplier is responsible for all logistic costs and reprocessing cost.

Value Added Logistics

Supplier will provide value added logistics (repack - re-label - destruction) on an ad hoc basis. For this service Client will ask Supplier a special procurement order and the price will be fixed in due time.

Supplier will provide Client with an activity report to approve the work, which will form the basis for invoicing.

Artwork

Client will advise Supplier of the required artwork generation/changes using the electronic change control notification (CCN). It is the responsibility of Client to ensure all required fields are completed. A copy of the current approved artwork annotated with changes in the form of a PDF will be provided with the CCN.

Supplier will update the artwork and add component and pharma codes where applicable.

Supplier will update the artwork tracker. Artwork tracker will either be on a shared drive or supplied by PDF file on a weekly basis.

CONFIDENTIAL TREATMENT

Supplier will provide a first draft review to Client regulatory in PDF format within three (3) days of receipt of CCN. If further changes are required Client will update the PDF with electronic notelets.

Once technically approved Supplier will then place the PDF master artwork in the regulatory approval folder. (Longer term if Client cannot access the server this will be by e mail).

Supplier will co-ordinate the update with Supplier technical support.

Client will then approve the master PDF, place in the approved folder and advise Supplier via e mail of the approval.

Approved artwork will then be implemented in line with regulatory requirements (max six (6) months) and in agreement with Client.

Artwork (design and printing) will be part of the product cost.

If Artwork changes are initiated by Supplier all related write off cost will be charge to Supplier.

If Artwork changes are initiated by Client all related write off cost will be charge to Client. All write off cost will be identified and agreed with Client.

Client reserves the right to transfer the responsibility of Artwork (design and generation) to Client for following products (Xyrem - Equasym XL/IR - Dipentum) at any time.

Affiliates Service Level Agreements (SLA)

Supplier will set up a SLA agreement with the Client Affiliates to determine the specific rules applicable for Inventory Management, Replenishment and Distribution. This SLA will be reviewed on a six (6) monthly basis. This SLA will contain following topics:

•	Planning Principles;

•	Planning Calendar;

•	Shipping - & Delivery Specification;

•	Packaging Specifications;

•	Labelling Specifications;

•	Prewholesaling Specifications;

•	Contact People;

•	Discontinuation Principles;

•	Product Information; and

•	Artwork Process.

An example of an SLA in included in Schedule 6.

Continuous Improvement

CONFIDENTIAL TREATMENT

Supplier and Client will set up on a yearly basis a continuous improvement programme. The programme will focus on issues agreed between Supplier and Client that will lead to improvements in cost and in service (shorter lead times for materials or products, improvement of the reliability, responsiveness, quality and information supply as appropriate).

Every improvement idea will be analysed through a feasibility study in joint cooperation (to be completed within two (2) months) and will be followed by appropriate financial calculation using net present value (NPV) to evaluate the benefits of the improvement idea (to be completed within three (3) months).

The approved improvement idea will be implemented by Supplier within a timeframe less than six (6) months after approval. The cost savings will be expressed in cost of goods sales. The cost savings will be shared 50/50 between Client and Supplier.

3.3    Governance

For supply chain management the Client representative is B Ginger/B Standart.

For supply chain management the Supplier representative is T Weeks.

3.4    Documents

SCM Document	On Request	Frequency of Supply
Forecasting	X
Replenishment Plan		Monthly
Production Plan	X
Procurement Plan	X
Capacity Plan	X
Sales & Operational Plan		Quarterly
Stock Status Report		Weekly / Monthly
Artwork Report	X
Value Added Logistics Report	X

3.5    Key Performance Indicators (KPIs)

In order to measure the performance of the business following KPI will be used. Supplier will calculate those KPI’s on a monthly basis and provide Client with the actual performance of those KPI vs the Target

KPI	Target	On Request	Frequency
Forecast Accuracy	70%		Monthly: 6th working day
Days of Supply	95%		Monthly: 6th working day
Days of Supply (Brian Ginger)			Monthly: 6th working day
Replenishment Accuracy	98%		Monthly: 6th working day
Out of stock	98.5%		Monthly: 6th working day
Inventory At Risk - Write off (WIP - RM and Components)			Monthly: 6th working day
Delivery with Appropriate Shelf Life 90% - 16 Month	99.5%		Monthly: 6th working day
Respect of Maximum Stock level	99.5%		Monthly: 6th working day

CONFIDENTIAL TREATMENT

Forecast Accuracy

The difference between actual demand and the forecast made previously three (3) months for a given time period.

Formula: Forecast AccuracyM = 1 - ABS[(SM - FM-3) / SM]

Days of Supply

Formula:

Current on hand (approved) inventory / average daily forecast for the next three (3) months. Number of SKU’s at or above target (minimum stock level in days) = Hit.
Percentage shows the number of SKU with a cover higher than the target/total number of SKU.

Replenishment Accuracy

It computes the difference, in terms of quantity per SKU and timeliness, between the order placed previously by Client and the effective shipment from Supplier for a given time period.

Formula: Replenishment Accuracy = delivered quantity on time and in full / promised quantity according replenishment plan

Inventory at risk

Expressed in €, it represents the inventory that is short-dated or will expire before it will be sold.

It considers products with no movement in the last twelve (12) months.

Write Off

Expressed in €, it represents the inventory that is authorised to be discarded/destroyed due to expiration, damage or returned product.

Out of stock:

Product Availability

The total number of stock days in the month is the number of SKU’s produced by the site multiplied by the number of working days in the month.

The number of working days in the month is considered as thirty (30) days for all months for the purposes of this calculation.

The number of stock out days is the total number of all stock out days for each SKU during the month.

CONFIDENTIAL TREATMENT

Formula:

Product Availability = total stock days - total stock out days X 100 total stock days

Delivery with appropriate shelf life 90% or sixteen (16) months

It measures the percentage of batches delivered with the shelf life either above 90% of total shelf life or sixteen (16) months.

Formula:

Delivery with appropriate shelf life = batches delivered with appropriate shelf life/total number of batches delivered.

Respect of Maximum Stock Level

Formula:

Current on hand (approved) inventory / average daily forecast for the next three (3) months

Number of SKU’s at or below target (maximum stock level in days) = HIT

The percentage shows the number of SKU with a cover higher than the target/Total number of SKU.

4.    INFORMATION TECHNOLOGY

Including:

4.1    Responsibility Matrix

IT	Client	Supplier
Helpdesk
Definition of shared services and required support model and associated SLA.	X	X

Manugistics
Manugistics Interfaces Free Stocks - Daily		X
Manugistics Interfaces Quarantine Stocks - Daily		X
Manugistics Interfaces Purchase Orders - Daily		X
Manugistics Interfaces Sales Orders - Daily		X
Manugistics Interfaces Sales History - Monthly Produces the statistical forecast.		X
Manugistics Support		X
Manugistics New User/Refresher Training		X
Manugistics Reports via Discoverer (KG) written developed/maintained IT		X
Manugistics Data Integrity Checks - Daily. If not checked will lead to sales history problems		X
Manugistics - User Creation/Maintenance		X
Retention or transition Client site dependence on Manugistics to another solution	X	X

CONFIDENTIAL TREATMENT

Sage - Dunstable
Sage Supporting EDI In/Out for new/amended products/customers		X
Sage - support customer service with EDI In/Out usage and resolve errors reports		X
Define transition plan (see below)

EDI - Dunstable
EDI - Responsible for support of In/Out interfaces on Gentran - 3 times a day		X
EDI - Creation of new customers/products		X
EDI Support Handover if required (one Month)	X	X
EDI new customer access required to Sage test system	X	X

Visa
Visa interfaces - Weekly monthly		X
Changes to interfaces in terms of data or frequency		X

4.2    Description of Services

Helpdesk

Client end users or the Supplier IT department will raise calls with the Client international helpdesk on behalf of shared service applications for Manugistics- Sterling Commerce EDI-SAGE EDI In/Out and Oracle Gemms.

Monthly helpdesk reports will be sent to the Supplier IT manager and SLA performance will be monitored between Supplier and Client IT managers. Support calls placed with the Client international helpdesk will aim to be resolved within eight (8) hours (see 4.4).

The Client helpdesk will be solely used by the Supplier for the resolution of issues related to shared service applications or infrastructure.

Manugistics

Manugistics is an MRP forecasting application - hosted and supported by the Supplier - but accessed by Slough, Nanterre, Sindorf and Dublin Client sites.

Each business day (with the exception of UK bank holidays) the Supplier IT department will perform daily checks to ensure all services and interfaces are available and complete and that application performance is satisfactory.

The Client Sage system provides on a daily basis daily and historic sales data, which is fed into the Manugistics system. The Client IT department will perform daily checks to ensure that this interface is functioning.

The Supplier will back up the Manugistics database up each evening as part of a six (6) week backup/strategy schedule. The Supplier will hold backup tapes in a fireproof store in another part of the site.

The Manugistics test database will be refreshed from the live database either upon request or periodically as determined by Supplier IT personnel.

CONFIDENTIAL TREATMENT

The Supplier IT department will provide telephone and email support to the Client on request. The Client will route Manugistics helpdesk calls to the Supplier IT department via the Client international helpdesk.

The Supplier will acknowledge the international helpdesk within four (4) working hours and resolve all incidents within eight (8) working hours. UK bank holidays will be treated as non working hours.

Client Sage System / Supplier Oracle Gemms System

Sage is the legacy financial application used by legacy Celltech sites in the UK and hosted in Slough. A small number of Supplier users have access to this system and use it for specific purposes.

Oracle Gemms is the Supplier ERP system hosted at Supplier site.

Supplier site users will require continued access to the Sage system to raise purchase orders for Bought in Products. This amounts to approximately twenty (20) orders per week.

Client Dunstable site users will require continued access to Supplier Oracle Gemms to move stock from a transient location (TRANS) to Client Dunstable site.

Once certain stock has been approved for sale following QP release the associated stock transaction data is moved from the Supplier Oracle Gemms system to the Client Sage system by a Client Dunstable site user.

The Client Dunstable user will raise a purchase order, which is sent to the Supplier customer services operation via email. Associated product will be shipped via the Oracle Gemms system and the transfer price invoiced via the Supplier Oracle Financials system.

The Supplier will make sure that such transactions are highly synchronised to ensure data accuracy in both systems. The Supplier and Client IT departments will check the system interfaces on a daily basis and make sure that stock/sales/purchase orders between the Client Sage system and Supplier Oracle Gemms system are synchronised

Incidents relating to either system will be acknowledged within four (4) working hours and resolved within eight (8) working hours by Client and Supplier IT departments. UK bank holidays will be treated as non working hours.

Sterling Commerce EDI - Dunstable

The EDI system is hosted at the Client Rochester site and accessed and used by Supplier IT staff who are responsible for managing the application of EDI services to the legacy Celltech UK business.

Supplier will perform ad-hoc communication between Rochester EDI team and Supplier of any proposed downtime or changes to system.

The Supplier will perform exception testing via email alerts of failure due to data discrepancies. Resolution will involve use of Sterling Commerce Tools and communication with customer services and customers.

Supplier will perform training and support of customer services using EDI In/Out Modules.

CONFIDENTIAL TREATMENT

Supplier will acknowledge the Helpdesk call within four (4) working hours and resolve any issues within eight (8) working hours. UK bank holidays will be treated as non working hours.

The Supplier will escalate any calls to Sterling Commerce or Hewlett Packard due to product or hardware problems as per contracts with vendors.

VISA

The Supplier will provide Client on a daily basis transactional data including inventory, sales orders, shipments, invoices, stock movements and goods receipt according to the Client’s specifications and technology needs.

4.3    Governance

For IT Supplier representative is P Shaw

For IT Client representative is K Faulkner

4.4    Key Performance Indicators

KPI	Indicator	Target	On Request
Support Calls for Shared Services	Resolution Time	eight (8) working hours of receiving call

CONFIDENTIAL TREATMENT

SCHEDULE 2

GMP Agreement

GMP Agreement For Quality Services Relating To Pharmaceutical Products On Toll Manufacture (Brought In Products)

BETWEEN         UCB Pharma Ltd (UCB)

AND            CONTRACT ACCEPTOR, with registered offices at Supplier

WHEREAS the parties wish to set out the respective duties of UCB and CONTRACT ACCEPTOR with respect to Good Manufacturing Practices (GMP);

WHEREAS on ______date____________ the Parties have entered into a Toll Manufacturing Agreement for the PRODUCTS (the “FRAME AGREEMENT”);

NOW THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

1.    SCOPE OF THE AGREEMENT

This GMP-AGREEMENT contains the respective obligations of UCB and CONTRACT ACCEPTOR with respect to GMP to be respected for the manufacture of the PRODUCTS as set out herein. The GMP requirements for the manufacture, storage and quality, as well as the duties and responsibilities of UCB and CONTRACT ACCEPTOR relating to the manufacture of the PRODUCT are defined in detail in the ECcGMP’s guidelines (Guide to Good Manufacturing Practice for Medicinal PRODUCT in the European Community, volume IV - last edition). These Guidelines (including all defined terms) are an integral part of this Agreement.

This GMP-AGREEMENT relates to the manufacture of the following PRODUCT(s), further described in Exhibit 1 to this GMP-AGREEMENT and hereinafter referred to as “PRODUCT(S)”:

PRODUCT(S)	GALENICAL FORM	DOSAGE
Refer to exhibit 1

Contacts for this GMP-AGREEMENT until further notification:

At UCB :	D Kiillick. (Quality Assurance Manager - Qualified Person)
At CONTRACT ACCEPTOR :	E. Prady (Head of Quality - Qualified Person)

2.    RESPONSIBILITIES

Under the terms and conditions hereinafter set out, UCB appoints CONTRACT ACCEPTOR to perform and conduct with respect to the PRODUCT(S) all the operations which are marked with “X” in the column titled CONTRACT ACCEPTOR in the matrix of responsibilities herebelow.

During the term of this GMP-AGREEMENT, CONTRACT ACCEPTOR undertakes that it shall manufacture and/or pack and/or control the quality of the PRODUCT(S) and conduct CONTRACT ACCEPTOR’s operations in strict compliance with:

i)    the current Good Manufacturing Practices; and

CONFIDENTIAL TREATMENT

ii)	the formula, technical specifications, manufacturing processes and quality control and release procedures described in the relevant exhibits attached

N/A shall mean: “not applicable”.

A.	General

		CONTRACT GIVER	CONTRACT ACCEPTOR
	Valid applicable licence available		X
.	Formulation / data sheet	NA	NA
	Manufacturing procedures / batch sheets	NA	NA
	Registered formula, process, etc.	NA	NA
	Scale-up procedures	NA	NA
	Validation master plan	NA	NA
	Validation protocol	NA	NA
	Validation report	NA	NA
	Validation procedures	NA	NA
	Analytical specifications and methods and IPC (In process control)	NA	NA
	Validation of analysis methods	NA	NA
	Specific procedures relating to product incl. safety, occupational health, security, storage and transport conditions		X
	Labelling instructions	NA	NA
	Cleaning procedures	NA	NA
	Validation of cleaning procedures prior to production	NA	NA
	Validation of cleaning procedures after production	NA	NA
	Stability testing		X
	Stability protocol		X
	Stability test methods	X
	Stability report		X

Bulk Manufacture

		CONTRACT GIVER	CONTRACT ACCEPTOR
B.1	Raw Materials
	Purchase of excipients or raw materials.	NA	NA
	Supplier evaluation	NA	NA
	Analysis	NA	NA
	Release	NA	NA
	Storage of reference samples	NA	NA
	Procurement / order free of charge of active substance	NA	NA
	Analysis	NA	NA
	Release	NA	NA
	Identity control of active substance	NA	NA
	Storage of reference sample	NA	NA
B.2	Manufacture
	Validation of scale-up/manufacturing process	NA	NA
	Master of Manufacturing formula	NA	NA
	Master of Processing instructions	NA	NA
	Manufacture following agreed procedure	NA	NA
	Allocation of batch numbers for bulk	NA	NA

CONFIDENTIAL TREATMENT

		CONTRACT GIVER	CONTRACT ACCEPTOR
B.3	Analysis and controls
	Perform in process - controls	NA	NA
	Validate the methods of analysis for new products	NA	NA
	Purchase of necessary reference standards	NA	NA
	Analysis	NA	NA
	Release for packaging	NA	NA
	Storage of reference sample	NA	NA
	Certificate of analysis	NA	NA

C.	Primary Packaging / Semi-finished Product

		CONTRACT GIVER	CONTRACT ACCEPTOR
C.1	Packaging Components
	Specifications for unprinted primary packaging materials (unprinted PPM)	NA	NA
	Supplier evaluation	NA	NA
	Procurement of unprinted PPM	NA	NA
	Methods of testing unprinted PPM	NA	NA
	Specifications for printed primary packaging materials	NA	NA
	Specifications for text/Artwork	NA	NA
	Supplier evaluation	NA	NA
	Procurement of printed PPM	NA	NA
	Methods of testing printed PPM	NA	NA
	Testing	NA	NA
	Release	NA	NA
	Allocation of batch numbers for PPM	NA	NA
	Storage of reference samples	NA	NA

C.2	Primary packaging
	Allocation of batch numbers	NA	NA
	Allocation of expiry dates	NA	NA
	Code to be used	NA	NA
	Master of packaging instructions	NA	NA
	Control of the semi-finished product (S.F.P.)	NA	NA
	Release of the S.F.P. for Final Packaging	NA	NA
	Storage of reference samples for the S.F.P.	NA	NA
	Performing stability studies in final packages		X

D.	Secondary Packaging / Finished Product

		CONTRACT GIVER	CONTRACT ACCEPTOR
D.1	Secondary Packaging Components
	Specifications for printed secondary packaging materials (text) (printed SPM)/artwork	NA	NA
	Specifications for printed SPM (physical)	NA	NA
	Methods of testing printed SPM	NA	NA
	Supplier evaluation	NA	NA
	Procurement of printed SPM	NA	NA
	Control	NA	NA
	Release for use	NA	NA
	Allocation of batch numbers for printed SPM	NA	NA
	Storage of reference samples	NA	NA

CONFIDENTIAL TREATMENT

D.2	Secondary Packaging
D.2.1	Allocation of batch numbers	NA	NA
D.2.2	Allocation of expiry dates	NA	NA
D.2.3	Code to be used	NA	NA
D.2.4	Master of packaging instructions	NA	NA
D.2.5	Paletisation instructions	NA	NA
D.2.6	Master of shipping label	NA	NA
D.2.7	Test of the finished product (EU)		X
D.2.8	Issue certificate of quality		X
D.2.9	QP Certification of the finished product....	NA	NA
D.2.10	Release of the finished product for sale/distribution to market	NA	NA
D.2.11	Storage of reference/ retention samples for the finished product	NA	NA

3.    PERFORMANCE INSTRUCTIONS

UCB shall supply the formulation, procedures and analytical specifications; these are binding on CONTRACT ACCEPTOR. Changes may be made only with the written consent of UCB following due change control procedures at either end. Deviations from the process or the control procedure must be brought to the attention of UCB and the release for shipment of the relevant batch requires the written consent of UCB.

4.    MATERIALS
The active substances and excipients have to fulfil the requirements of UCB (specifications, methods of testing, authorised supplier). Any deviation from the specifications or requirements must have the prior written approval of UCB

Any reference standard for testing must be accompanied by a CoA listing storage requirements, expiration date and any correction factor that needs to be applied.

CONTRACT ACCEPTOR shall be responsible that all its deliveries of such material are clearly and visibly labelled with all necessary markings. This applies in particular to the PRODUCT names, which have to be identical with the information laid down in specifications, manufacturing and packaging instructions, storage instructions, remarks on quarantine and warning indications.

5.    ANALYSIS AND TESTS
CONTRACT ACCEPTOR has to perform the analysis and tests according to the specifications and methods defined by UCB

A batch specific analytical report or certificate of analysis containing the recorded results of the analysis is to be provided for every single delivery of the end PRODUCT. The certificate lay-out and content must conform with the requirements of UCB

Label Component specifications: CONTRACT ACCEPTOR will only use labels and labelling approved in writing by UCB

6.    DOCUMENTATION
Masters

Master Batch Records shall mean the documents used by CONTRACT ACCEPTOR as technical instructions and records to manufacture, pack and test the PRODUCTS. Those documents will be based on information provided by UCB. CONTRACT ACCEPTOR is authorised to transcribe those documents into its own format, provided they will be approved in writing by UCB prior to use.

CONFIDENTIAL TREATMENT

Manufacture and expiry dates.

The date of manufacture is the first day of compounding the PRODUCT. UCB provides the rules to allow CONTRACT ACCEPTOR to calculate the expiration date for the batches to be manufactured.

Manufacturing and equipment data.

CONTRACT ACCEPTOR is responsible for the safe keeping and retention of records of machine usage (previous PRODUCT manufactured in non-dedicated machinery), cleaning, maintenance, calibration, raw material batch numbers and certification, IPC results and parameters, test results in accordance with all applicable laws, rules, regulations and guidelines.

Retention

CONTRACT ACCEPTOR will retain, at minimum, batch production records, quality control records, validation data and other documentation including investigation reports for at least 1 year beyond the expiration date of the finished product lot, or as otherwise required by applicable law. All such documents, records and reports must be maintained by CONTRACT ACCEPTOR in such a manner that they are readily retrievable and stored in an environment suitable to prevent damage or loss. CONTRACT ACCEPTOR shall provide copies of all such documents and information to UCB or its designee, as reasonably requested, within 5 (five) working days.

7.    DEVIATIONS AND INVESTIGATIONS
A deviation is defined as any abnormal event that may occur during the processing of a batch, or is a departure from Specifications, approved Master Batch Record or Method of testing.

Any deviation that occurs must be documented in the batch record. The significant deviations will be forwarded to UCB in conjunction with the Certificate of Conformity / Analysis).

Excepted as provided in sections “Complaints” and “Stability”, CONTRACT ACCEPTOR must notify UCB within five (5) business days of the occurrence of a confirmed out-of specification (OOS) result or major process deviation (deviations potentially effecting product quality, safety, identity, purity or efficacy) relating to the PRODUCT. A confirmed OOS result is defined as a result from a raw material, in-process, or finished product testing which does not meet specifications.

All Quality decisions regarding any such out-of-specification result or major process deviation involving the PRODUCT shall be made by CONTRACT ACCEPTOR in consultation with UCB. In all cases, UCB will have the final review and decision making responsibility as to the impact of the deviation(s) on the PRODUCT ; this includes the disposition of the affected batch. Reworking or Reprocessing protocols require UCB approval prior to execution. All investigations must be completed, documented and approved by CONTRACT ACCEPTOR prior to issuance of a Certificate of Compliance or a Certificate of Analysis. A copy of the completed investigation must be provided to UCB prior to PRODUCT release by CONTRACT ACCEPTOR.

CONTRACT ACCEPTOR will notify UCB in writing of any batch of PRODUCT rejected by CONTRACT ACCEPTOR

CONTRACT ACCEPTOR will notify UCB in writing of any problems that may impact or invalidate a batch previously shipped to UCB or its Affiliates or Agents.

Some deviations or investigations may require additional testing, stability or validation be conducted. This work will be performed as agreed by both parties.

CONFIDENTIAL TREATMENT

8.    RELEASE
CONTRACT ACCEPTOR shall ensure and certify that the PRODUCT has been made according to cGMP’s, specifications and methods documented in the Master Batch Record. This includes a complete and thorough review of the executed batch record. The certificate issued by CONTRACT ACCEPTOR will show the batch numbers and quantities in each shipment.

The final market release will be undertaken by UCB based on his internal procedures and the data and documentation provided by CONTRACT ACCEPTOR. UCB or its affiliates may perform confirmatory testing to validate any CONTRACT ACCEPTOR’s data.

9.    REFERENCE SAMPLES AND RETENTION SAMPLES
CONTRACT ACCEPTOR will retain samples of Raw materials (except water, compressed gasses and highly volatile compounds) and Active ingredients for at least one year beyond the expiration of the PRODUCT in which used and will retain samples of the PRODUCT for at least one year beyond its expiration. The amount retained shall be three times the quantity required to carry out all of the testing required to meet the specifications.

CONTRACT ACCEPTOR shall keep those samples at the disposal of UCB and the competent authorities pertaining to the manufacture and analysis of the PRODUCT and shall not dispose thereof unless so authorised in writing by UCB

10.   STABILITY TESTING
Processing of the stability data is the responsibility of CONTRACT ACCEPTOR.

CONTRACT ACCEPTOR is obliged to provide UCB with the results of the tests available. So far as test methods are not available from UCB, CONTRACT ACCEPTOR has to provide the validated methods of analysis to be used. Microbiological tests have to be carried out in addition to the chemical stability which UCB shall specify.

Routine stability

CONTRACT ACCEPTOR is responsible for maintaining a routine stability program for the PRODUCT and to provide UCB with a stability report at least once a year. The stability protocol will be agreed to in writing by UCB. At a minimum, one lot of each strength and in each package type (smallest to largest) of PRODUCT will be placed on stability each year for products on the market. Any change to the stability program/protocol must be approved by UCB.

Development and validation batches stability

CONTRACT ACCEPTOR is responsible for performing any stability required to support the PRODUCT. The stability protocol will be agreed to in writing by UCB. Any change to the stability protocol must be approved by UCB. Results will be reported within fourteen (14) calendar days following the scheduled pull date.

Testing intervals

For finished packaged product stability, if the product remains unpackaged (i.e., bulk storage) for more than thirty (30) days, the time zero data (data generated at the start of the stability study) must be generated by new analysis rather than extracted from release testing results.

For stability samples requiring testing at the three (3) months or longer intervals (including at the expiry test station/label expiry date) the tests must be initiated within fourteen (14) calendar days following the scheduled pull date.

Monthly stability samples must be pulled no earlier than seven (7) days prior to the last day of the month in which the sample expires.

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Stability failures

CONTRACT ACCEPTOR must report any confirmed problem or out-of-specification results relating to the PRODUCT lot to UCB within five (5) business day of the occurrence. CONTRACT ACCEPTOR must use its best efforts to complete and document an investigation with regard to any such out-of-specification result within twenty (20) business days of the initial out-of-specification result. If the investigation will exceed twenty (20) business days, CONTRACT ACCEPTOR must provide UCB with an interim report, including the test investigation. A copy of the final investigation report must be forwarded to UCB within five (5) business days of completion of the investigation. CONTRACT ACCEPTOR must provide UCB with information regarding any investigation requested by UCB as agreed upon by both parties.

UCB and CONTRACT ACCEPTOR must investigate any significant trends (those which indicate future testing may yield OOS results) regarding the PRODUCT in an effort to determine the cause of the trend. Any such trends identified by CONTRACT ACCEPTOR must be reported to UCB within five (5) business days of identification of the trend. CONTRACT ACCEPTOR must provide UCB with a report discussing the facts and CONTRACT ACCEPTOR’s conclusions within five (5) business days of completion of the investigation. Any such trends identified by UCB will be reported to CONTRACT ACCEPTOR within five (5) business days of identification of the trend. CONTRACT ACCEPTOR must use its best efforts to assist UCB in completion of an investigation discussing the facts and conclusions.

11.   VALIDATION/QUALIFICATION
Both parties agree to the following Validation/Qualification Policy.

UCB representatives shall have the right to attend the manufacture of validation and launch batches.

Equipment and facilities/utilities qualification/validation shall be performed for process, packaging, analytical methods, cleaning, and computerized systems. Process Validation shall consist of prospective performance on at least three consecutive production batches and must be conducted with commercial production/analytical processes and equipment.

Manufacturer will not use any validation protocol or issue a report unless UCB have first approved. UCB will approve or reject all protocols and validation reports within fifteen (15) working days of receipt.

Cleaning Validation shall involve three replicate runs of cleaning procedure for PRODUCT contact equipment during Process and Packaging Validation, except for dedicated equipment which will require one verification run of the cleaning procedure.

The cleaning procedure and analytical methodology will be reviewed by both parties before the first Product Batches are manufactured.

Revalidation shall be performed for significant changes to existing manufacturing process, packaging, analytical, etc. (as determined by UCB). UCB shall have the right to required full or partial revalidation for changes made to the validated PRODUCT, based on a shared change control system and an assessment of the significance of the change. CONTRACT ACCEPTOR will notify UCB of any planned changes to a validated process or associated procedures sufficiently in advance to allow UCB an opportunity to assess the change(s) and any ramifications. No changes shall be made to the validated process or PRODUCT without prior written consent of UCB The number of batches required for revalidation will be determined by UCB and CONTRACT ACCEPTOR based on the significance of the change.

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12.   DISPUTE RESOLUTION
In the event that a dispute arises between CONTRACT ACCEPTOR and UCB in the analysis of the PRODUCTs, the resolution will proceed in stages. The first stage requires direct communication between analysts from both parties to determine that the methods of analysis are the same and are being executed in the same manner at both sites. Second, carefully controlled, split samples should be sent from one site to the other for analysis in an attempt to reach agreement. Should there be a failure to achieve resolution, analysts from both parties will be required to communicate to work through the analysis of a mutually agreeable sample. If these actions fail to achieve resolution, and only after these avenues have been exhausted, a qualified referee laboratory will be used to achieve resolution. This laboratory must be agreeable to both parties prior to use. The results from this referee laboratory will be used to determine resolution, but whatever the outcome, UCB retains the right to determine PRODUCT release status. The payment for engaging the referee laboratory shall be negotiated between the parties.

13.   AUDITS AND INSPECTIONS
CONTRACT ACCEPTOR shall permit duly authorised representatives of UCB upon reasonable notice during normal working hours to inspect the premises, the machinery and all activities related to the manufacture of the PRODUCT to ensure that the GMP rules are observed and during such inspections UCB shall be permitted to inspect all documents relating to the PRODUCT.

CONTRACT ACCEPTOR shall allow inspections (if any) from the competent authorities in accordance with Directive 2001/83/ECC and/or in accordance with local regulations.

CONTRACT ACCEPTOR will notify UCB and vice-versa without delay of any planned inspection which impacts the PRODUCT.

CONTRACT ACCEPTOR shall promptly provide UCB with copies of all correspondence between CONTRACT ACCEPTOR and any regulatory authorities regarding the MANUFACTURING of the PRODUCT.

CONTRACT ACCEPTOR shall inform UCB of any relevant information following any inspection that could impact on the future supply of the PRODUCT.

UCB and CONTRACT ACCEPTOR may accept audits of vendors for any material involved in the manufacture of the PRODUCT from the other party. The party that performed the audit is responsible for providing an audit status statement and all appropriate documentation to the other party upon request. Alternatively, UCB may determine it necessary to audit a specific vendor. In this case, UCB will coordinate and schedule the audit with CONTRACT ACCEPTOR.

14.   REGULATORY CONTACTS
UCB shall be solely responsible for all contacts and communications with any regulatory agency with respect to all matters relating to the PRODUCT.

Unless required by law or a regulatory agency, CONTRACT ACCEPTOR shall have no contacts or communication with any regulatory agency regarding the PRODUCT without the consent of UCB which consent shall not be unreasonably withheld or delayed. CONTRACT ACCEPTOR shall notify UCB promptly, and in no event later than one (1) business day, after CONTRACT ACCEPTOR receives any contact or communication from any regulatory agency regarding the PRODUCT.

CONTRACT ACCEPTOR shall provide UCB with copies of all communications received from or sent to any regulatory agency, with respect to the PRODUCT within one (1) business day after receipt or sending of the communication, as the case may be.

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CONTRACT ACCEPTOR shall inform UCB of any inquiry from a regulatory agency specifically relating to PRODUCT and shall allow UCB representative at its discretion to participate in any further contacts or communications relating to the PRODUCT if reasonably practicable. CONTRACT ACCEPTOR will secure agreement from UCB which shall not be unreasonably withheld or delayed, prior to making commitment to a regulatory agency regarding the PRODUCT. CONTRACT ACCEPTOR shall comply with all reasonable requests and comments by UCB with respect to all contacts and communications with a regulatory agency relating to the PRODUCT.

15.   COMPLAINTS AND ADVERSE EVENTS HANDLING
Complaints brought to the attention of UCB have to be directly and without delay passed on to CONTRACT ACCEPTOR and vice versa.

CONTRACT ACCEPTOR shall investigate and document Product complaints forwarded to CONTRACT ACCEPTOR by UCB. CONTRACT ACCEPTOR shall comply with UCB requests in connection with the investigation of any Product complaint, as agreed upon by both parties. CONTRACT ACCEPTOR must provide UCB with information regarding any Product complaint investigation requested by UCB as agreed upon by both parties.

CONTRACT ACCEPTOR shall complete and document the product complaint investigation within thirty (30) business days after initial receipt of the complaint by CONTRACT ACCEPTOR, unless otherwise agreed by UCB. If the investigation will exceed thirty (30) business days, CONTRACT ACCEPTOR must provide UCB with an interim report, including test results to date and a target completion date, on or before the 30th business day of the investigation. CONTRACT ACCEPTOR must complete the complaint investigation within sixty (60) business days after initial receipt of the complaint by CONTRACT ACCEPTOR. CONTRACT ACCEPTOR must forward a copy of the final investigation report to UCB within five (5) business days after the completion of the investigation. UCB shall be responsible for determining, in its reasonable discretion, when a complaint investigation has been completed and shall have sole responsibility for responding to the complainant (if applicable).

CONTRACT ACCEPTOR shall notify UCB of an out-of-specification result pertaining to a complaint sample within two (2) business days of the occurrence of the out-of-specification result. Any out-of-specification results relating to the product complaint sample must be investigated as described in section “Stability”.

CONTRACT ACCEPTOR shall retain unused Product complaint samples conditions for a minimum of ninety (90) calendar days after a copy of the complaint investigation report has been sent to UCB

16.   RECALLS
UCB shall have sole responsibility for initiating and managing any recall of the PRODUCT. UCB shall notify CONTRACT ACCEPTOR prior to initiating any recall of the PRODUCT.

Upon receiving, from any governmental or regulatory authority having jurisdiction, any direction to recall any of the PRODUCT from the market, the receiving party shall immediately notify the other party.

17.   CONTROL DOCUMENTS AND CHANGE CONTROL IMPLEMENTATION
Any change(s) made to the specifications, Master Production and Control records or other established control documents including but not limited to the manufacturing process and/or analytical methods which may affect the quality or performance of the PRODUCT or exceed validation parameters or regulatory filings must be approved by UCB in writing, prior to implementation for routine production or release of any lot made after the revision. Documents referenced in this section must be amended as required by the PRODUCT application or licence or as required by applicable laws, rules, regulations, or regulatory agencies.

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Both parties shall obtain all regulatory approvals prior to implementation.

Change control documentation initiated by CONTRACT ACCEPTOR will be forwarded to UCB UCB will process the change via UCB change management procedure and provide notification of approval/rejection to CONTRACT ACCEPTOR within ten (10) business days. If more than ten (10) days elapse, UCB will notify CONTRACT ACCEPTOR and a revised completion date will be agreed upon.

Change control documentation initiated by UCB will be forwarded to CONTRACT ACCEPTOR for their evaluation. If CONTRACT ACCEPTOR agrees with proposed change, UCB will approve proposed change and provide CONTRACT ACCEPTOR with UCB approval. CONTRACT ACCEPTOR will then process and approve the change through CONTRACT ACCEPTOR’s change control system within ten (10) business days. If more than ten (10) days elapse, CONTRACT ACCEPTOR will notify UCB and a revised completion date will be agreed upon.

18.   ANNUAL PRODUCT REVIEWS
CONTRACT ACCEPTOR shall prepare an Annual Product Review (APR) for the PRODUCT covering the activities executed during the review period.

This report will be a review of any changes in the manufacturing, packaging, testing, or validation of the product in the previous year ; a summary of lots made, released, and rejected ; a stability report. Also, control charting or trend analysis of key product parameters will be performed on an annual basis. Any abnormalities will be explained in the annual review.

A copy must be forwarded to UCB within ten (10) business days after completion of the APR.

The APR shall be completed within thirty (30) days of its due date, established by a schedule mutually agreed upon by both parties.

19.   QUALITY
CONTRACT ACCEPTOR shall refrain from any activity which could adversely affect the quality of the PRODUCT.

CONTRACT ACCEPTOR shall not use UCB product equipment to manufacture any product containing any of the following compounds without UCB written prior consent:

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Should CONTRACT ACCEPTOR become aware of any issue that could affect the quality, safety identity, purity or efficacy of any UCB product produced at his plant, he will notify UCB in writing within two (2) working days hours of the discovery.

20.   TRANSFER OF TASKS TO THIRD PARTIES OR TO ANOTHER SITE
CONTRACT ACCEPTOR shall not transfer or subcontract any of the manufacturing, packaging, storing, testing (in-process, release, stability) of the PRODUCT to other sites or third parties without the prior written agreement of UCB, with the exception of the list of subcontractors listed in annexe.

Validation testing may be conducted by a Third Party contractor chosen by Manufacturer.

21.   GENERAL TERMS AND CONDITIONS
Materials Check

Unused materials received from UCB

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❑  are and remain property of UCB,

❑  mode of disposal :

to be returned to UCB or

to be destroyed by CONTRACT ACCEPTOR.

Upon expiration or termination of the Agreement for any reason whatsoever, CONTRACT ACCEPTOR shall return to UCB all documentation handed over to him;

batch documents, samples, etc. shall be kept:

❑  at UCB;

❑  at CONTRACT ACCEPTOR

for a period of (see point 3 - Retention).

Changes to this GMP-AGREEMENT

Any additions, changes or cancellations of parts of this GMP-AGREEMENT are to be made in written form such modifications will involve version control of the document. Modifications shall be conducted through the designated Quality Assurance representatives of both companies.

Duration

Unless provided otherwise in a FRAME AGREEMENT (if any) between the Parties dated ________, this GMP-AGREEMENT is valid for an undetermined period of time. Termination terms are as stipulated in the FRAME AGREEMENT. This GMP-AGREEMENT shall automatically come to an end simultaneously with the FRAME AGREEMENT. Any section of this agreement which has a predefinite retention, survival or maintenance period (for example raw date storage, product complaints, sample retention) shall survive the termination of this Agreement for the period defined in the appropriate section.

Storage

CONTRACT ACCEPTOR shall store the active substances, auxiliary and packaging materials as well as the (finished) product in suitable, if necessary, air conditioned rooms under sufficient control so as to prevent their deterioration and theft, in the conditions specified in appendix XXX.

Confidentiality

Both parties will treat as confidential all data supplied by the other in connexion with the Manufacture/Control of the PRODUCT.

Security

CONTRACT ACCEPTOR has and will maintain controlled access to his premises.

22.   DOCUMENTS TO BE SUPPLIED TO UCB

CONTRACT ACCEPTOR shall supply the following documents to UCB and shall keep the validity of the documents under 5.1 and 5.2 in force throughout the duration of the GMP-AGREEMENT:  On request  Always

22.1.	Copy of latest manufacturing licence from the relevant governmental or other competent authorities	[ ]	[X]

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22.2.	Copy of site master file (at contract signature, and at every renewal)	[X]	[ ]
22.3.	Recipe (complete formula) CONTRACT ACCEPTOR applies (once, before starting and at every new version)	[X]	[ ]
22.4.	Copy of the manufacturing instructions (batch sheets) including the in-process controls in place (once, before starting)	[X]	[ ]
	(at every new version)	[ ]	[x]
Data on the validated method of analysis used including the specifications
	– Active ingredients	[X]	[ ]
	– The excipients	[X]	[ ]
	– The primary packaging material	[X]	[ ]
	– The finished PRODUCT (finished pack)	[X]	[ ]
22.5.	Results of the stability data when applicable		[X]
22.6.	With every batch of the end PRODUCT(s), CONTRACT ACCEPTOR shall address
	– Batch-specific analytical report	[X]	[ ]
– Batch-specific certificate of analysis

	To the Quality Assurance Department of UCB	[ ]	[X]

22.7.
Certification by a qualified person of the Quality Assurance Department of performance of a review of the batch documentation including the IPC and monitoring data and of the completeness and conformity of the results.

		[ ]	[X]
	CONTRACT ACCEPTOR immediately inform UCB in the event of significant deviations observed during production, quality control and/or batch record review.	[ ]	[X]
22.8.	Result of analysis (measured results) for the following items used for the batches concerned
	– Active ingredients	[X]	[ ]
	– Excipients	[X]	[ ]
	– Primary packing materials	[x]	[ ]

Done in two copies, each party having received its copy.

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CONTRACT ACCEPTOR	UCB

____________________	_____________________
Name:	Name:
Title:	Title:

____________________	_____________________
Name:	Name:
Title:	Title:

Place:	Place:
Date:	Date:

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LIST OF EXHIBITS TO THE GMP-AGREEMENT BETWEEN UCB AND CONTRACT ACCEPTOR

Exhibit 1:  The Product

•	Product formulation

•	Product specification

•	(Master) manufacturing instructions/Bill of Materials or equivalent

•	QC method of analysis (including stability methods if any)

•	Storage conditions

•	Shelf life - bulk - finished product

•	Primary container

•	Shipping conditions

Exhibit 2:  The Raw Materials supplied by UCB including starting materials, reagents, solvents, process aids and primary packaging.

•	List

•	Specifications

•	Methods of analysis

•	Storage conditions

•	Shelf life

•	Approved/authorized/certified suppliers/manufacturers

•	Scientific data necessary for cleaning validation (LD50, toxicity, solubility, product dose per patient)

•	Toxicity data (material safety data sheet)

Exhibit 3:  The Raw Materials supplied by CONTRACT ACCEPTOR

•	List

•	Specifications

•	Methods of analysis

•	TSE/solvent information

•	Approved/authorised/certified suppliers/manufacturers

Exhibit 4:  Packaging Materials

Exhibit 5 :  Reworking

Exhibit 6:  Administrative Information

Contract prepared by :

Primary contact people:

UCB
David Killick
Quality Assurance Manager
UCB
Unit 11-14 Foster Avenue
Woodside Park

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Dunstable
Bedfordshire
LU5 5TA
Tel: +44 (0) 1582 813120
Fax: +44 (0) 1582 813151
e-mail : david.killick@celltechgroup.com
after 16/05/05 : e-mail : david.killick@ucb-group.com

Second contact people

It is the responsibility of both parties to keep this contact list up to date.

The exhibits may be updated independently from the core agreement. The revised versions become part of the agreement (WHEN ?)

UCB will be responsible for the maintenance of exhibits and for ensuring that the information is in compliance with the Marketing Authorisations.

UCB will provide specific information and will advise CONTRACT ACCEPTOR of any changes through formalised change control procedures.

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SCHEDULE 3

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SCHEDULE 4

List of Manufactured Products

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SCHEDULE 5

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Annex 3

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Annex 4

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SCHEDULE 6

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Appendix I

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Appendix II

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